Exhibit 10.1

Certain confidential information contained in this document, marked by [*****], has been omitted because the registrant has determined that the information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

CREDIT AGREEMENT

among

REMITLY GLOBAL, INC.
and
REMITLY, INC.,
as Borrowers

The Several Lenders
from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of June 24, 2025

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Bookrunners

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	46
1.3.	Currency Conversion	48
1.4.	Terms Generally; Pro Forma Calculations	48
1.5.	Classification of Loans and Borrowings	51
1.6.	Interest Rates; Benchmark Notification	51

Section 2.	AMOUNT AND TERMS OF LOANS AND COMMITMENTS	52

2.1.	[Reserved]	52
2.2.	[Reserved]	52
2.3.	[Reserved]	52
2.4.	Revolving Commitments	52
2.5.	Procedure for Revolving Loan Borrowing	52
2.6.	Commitment Fees	53
2.7.	Termination or Reduction of Revolving Commitments	53
2.8.	Fees, etc.	53
2.9.	Swingline Loans	53
2.10.	Optional Prepayments	55
2.11.	Mandatory Prepayments	55
2.12.	Continuation Options	56
2.13.	Letters of Credit	56
2.14.	Interest Rates and Payment Dates	61
2.15.	Computation of Interest and Fees; Interest Elections	61
2.16.	Inability to Determine Interest Rate	62
2.17.	Pro Rata Treatment and Payments	64
2.18.	Requirements of Law	65
2.19.	Taxes	67
2.20.	Indemnity	70
2.21.	Change of Lending Office	71
2.22.	Replacement of Lenders	71
2.23.	[Reserved].	72
2.24.	Extension of the Facilities	72
2.25.	Incremental Loan Extensions	74
2.26.	[Reserved]	78
2.27.	Defaulting Revolving Lenders	78
2.28.	Refinancing Facilities	81

Section 3.	[RESERVED]	82

Section 4.	REPRESENTATIONS AND WARRANTIES	82

4.1.	Financial Condition	82
4.2.	No Change	82
4.3.	Existence; Compliance with Law	82

i

4.4.	Power; Authorization; Enforceable Obligations	82
4.5.	No Legal Bar	83
4.6.	Litigation	83
4.7.	No Default	83
4.8.	Ownership of Property	83
4.9.	Intellectual Property	83
4.10.	Taxes	84
4.11.	Federal Regulations	84
4.12.	Labor Matters	84
4.13.	ERISA	84
4.14.	Investment Company Act; Other Regulations	84
4.15.	Subsidiaries	84
4.16.	Use of Proceeds	84
4.17.	Environmental Matters	85
4.18.	Accuracy of Information, etc.	85
4.19.	Security Documents	86
4.20.	Solvency	86
4.21.	Anti-Corruption Laws; Sanctions and Patriot Act	86
4.22.	Affected Financial Institutions	87

Section 5.	CONDITIONS PRECEDENT	87

5.1.	[Reserved].	87
5.2.	Conditions to the Closing Date	87
5.3.	Conditions to Extensions of Credit	89

Section 6.	AFFIRMATIVE COVENANTS	89

6.1.	Financial Statements	89
6.2.	Certificates; Other Information	90
6.3.	Payment of Taxes	90
6.4.	Maintenance of Existence; Compliance	90
6.5.	Maintenance of Property; Insurance	91
6.6.	Inspection of Property; Books and Records; Discussions	91
6.7.	Notices	91
6.8.	Environmental Laws	92
6.9.	Additional Collateral, etc.	92
6.10.	Designation of Subsidiaries	94
6.11.	Post-Closing Real Estate Deliverables	94
6.12.	Post-Closing Obligations	96
6.13.	Holding Company Reorganization	96

Section 7.	NEGATIVE COVENANTS	96

7.1.	Financial Covenant	96
7.2.	Indebtedness	97
7.3.	Liens	100
7.4.	Fundamental Changes	104
7.5.	Disposition of Property	105
7.6.	Restricted Payments	108
7.7.	Investments	109

7.8.	Transactions with Affiliates	114
7.9.	Sales and Leasebacks	115
7.10.	Changes in Fiscal Periods	115
7.11.	Negative Pledge Clauses	115
7.12.	Lines of Business	117
7.13.	Optional Payments and Modifications of Subordinated Indebtedness	117
7.14.	Use of Proceeds	118

Section 8.	EVENTS OF DEFAULT	118

Section 9.	THE AGENTS	121

9.1.	Appointment	121
9.2.	Delegation of Duties	121
9.3.	Exculpatory Provisions	121
9.4.	Reliance by Administrative Agent	122
9.5.	Notice of Default	122
9.6.	Non-Reliance on Agents and Other Lenders	122
9.7.	Indemnification	123
9.8.	Agent in Its Individual Capacity	123
9.9.	Successor Administrative Agent	124
9.10.	Certain ERISA Matters	124
9.11.	Agents	125
9.12.	Credit Bidding	125
9.13.	Erroneous Payments.	126
9.14.	Posting of Communications	127
9.15.	Borrower Communications	129

Section 10.	MISCELLANEOUS	130

10.1.	Amendments and Waivers	130
10.2.	Notices	131
10.3.	No Waiver; Cumulative Remedies	133
10.4.	Survival of Representations and Warranties	133
10.5.	Expenses; Limitation of Liability; Indemnity, Etc.	133
10.6.	Successors and Assigns; Participations and Assignments	135
10.7.	Adjustments; Set-off	139
10.8.	Counterparts	140
10.9.	Severability	141
10.10.	Integration	141
10.11.	GOVERNING LAW	141
10.12.	Submission To Jurisdiction; Waivers	141
10.13.	Releases of Guarantees and Liens	142
10.14.	Confidentiality	143
10.15.	WAIVERS OF JURY TRIAL	144
10.16.	Patriot Act; Beneficial Ownership	144
10.17.	No Fiduciary Duty, Etc	145
10.18.	Usury	145
10.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	145
10.20.	Conversion of Currencies	146
10.21.	Several Obligations	146

10.22.	MIRE Events	146
10.23.	Acknowledgment Regarding Any Supported QFCs	147

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Loan Parties
1.1D	Excluded Subsidiary
1.1E	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	Financing Statements/Filing Offices
6.12	Post-Closing Obligations
7.2(c)	Existing Indebtedness
7.3(f)	Existing Liens
7.5	Dispositions
7.7(h)	Existing Investments
7.8	Transactions with Affiliates
7.11	Negative Pledge

EXHIBITS:

A-1	Form of Guarantee Agreement
A-2	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnership For U.S. Federal Income Tax Purposes)
D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of June 24, 2025, among Remitly Global, Inc., a Delaware Corporation (the “Company”), Remitly, Inc., a Delaware corporation (“Remitly” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), as borrowers, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of a senior secured revolving credit facility in an aggregate amount of $550,000,000 the proceeds of which will be used, among other things, for working capital, capital expenditures and other general corporate purposes.

WHEREAS, the Borrowers have requested that each Revolving Lender provide to the Borrowers the Revolving Facility on the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. DEFINITIONS

1.1.    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender”: as defined in Section 2.25(b).

“Additional Refinancing Lender”: as defined in Section 2.28(a).

“Additional Term Loan Commitment”: any term loan commitment added hereunder pursuant to Sections 2.25 or 2.28.

“Additional Term Loans”: any term loan added hereunder pursuant to Sections 2.25 or 2.28.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent to the Borrowers or any Lender, as the context requires.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: as defined in Section 10.6(k).

“Agents”: the collective reference to the Arrangers, the Joint Bookrunners and the Administrative Agent.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 10.20(b).

“Aggregate Customer Outstandings” means, on any date, the sum of outstanding Customer Advances and outstanding Customer Guarantees.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Revolving Loans, (ii) the amount of such Lender’s unused Revolving Commitment, (iii) its LC Exposure and (iv) its Swingline Exposure, in each case at such time then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“All-in Yield”: with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to the applicable lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity; provided further that “All-in Yield” shall exclude structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith that are not shared with all lenders providing such facility and any other fees not paid by the Borrowers generally to all lenders providing such facility ratably or, if only one lender (or affiliated group of lenders) is providing such facility, are fees of the type not customarily shared with lenders generally).

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided, that for purposes of this definition,  the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor”: as defined in Section 10.20(b).

“Applicable Intercreditor Agreement”: a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.

“Applicable Margin”: for each Type of Revolving Loan, a rate per annum equal (i), 0.50% for ABR Loans and (ii) 1.50% for Term Benchmark Loans.

Notwithstanding the foregoing, (i) the Applicable Margin in respect of any Class of Incremental Term Loans or Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment, (ii) the Applicable Margin in respect of any Class of Refinancing Term Loans or Revolving Loans of a given Refinancing Series shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (iii) the Applicable Margin in respect of any Class of Extended Term Loans or Revolving Loans of a given Extension Series shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Parties”:  as defined in Section 9.14(c).

“Approved Borrower Portal”:  as defined in Section 9.15(a).

“Approved Electronic Platform”:  as defined in Section 9.14(a).

“Arrangers”: JPMCB, Bank of America, N.A. and Wells Fargo Securities, LLC.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assignor”: as defined in Section 10.6(c).

“Available Amount”: at any time, an amount equal to, without duplication:

(a)    the sum of:

(i)    greater of (x) $62,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis; plus

(ii)    the CNI Growth Amount; plus

(iii)    the amount of any capital contributions to or other proceeds of any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary) received by the Company or any of its Subsidiaries, plus the fair market value (as determined by the Company in good faith) of Cash Equivalents, marketable securities or other property received by the Company or any Subsidiary as a capital contribution or in return for any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)    the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Company or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Company or any Subsidiary), which has been converted into or exchanged for Capital Stock of the Company or any Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Company in good faith) and the fair market value (as determined by the Company in good faith) of any property or assets received by the Company or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)    the net proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Company or any Subsidiary) of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (vi) and (vii)(c), not to exceed the original Investment; plus

(vi)    to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (v) and (vii)(c), not to exceed the original Investment; plus

(vii)    an amount equal to the sum of (a) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary that has been redesignated as a Subsidiary, (b) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Subsidiary and (c) the fair market value (as determined by the Company in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time in an amount not to exceed, together with amounts added pursuant to clauses (v) and (vi), the Investments made in such Unrestricted Subsidiary or Joint Venture pursuant to Section 7.7(l); plus; minus

(b)    an amount equal to the sum of (i) Restricted Payments made pursuant to Section 7.6(e), plus (ii) Restricted Debt Payments made pursuant to Section 7.13(e), plus (iii) Investments made pursuant to Section 7.7(l), in each case, during the period from and including the day immediately following the Closing Date through and including such time.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.6, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark”: initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii)  Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    with respect to the Term SOFR Rate only, Daily Simple SOFR;

(2)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, following consultation with the Borrowers, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors  of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: with respect to any Borrower, to the extent such Borrower is a “legal entity customer” as such term is defined in the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: in respect of a party, an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means any fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower”: has the meaning ascribed to such term in the preamble hereto and, as the context requires (to the extent not otherwise expressly stated), shall mean both Borrowers or the applicable Borrower in respect of a Loan or Letter of Credit.

“Borrower Communications”:  as defined in Section 9.15(d).

“Borrowing”: any Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any Finance Lease, and for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Cash” or “cash”: money, currency or a credit balance in any deposit account, in each case determined in accordance with GAAP.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”), P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”) or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P, P-1 by Moody’s or F1 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (j), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and used by the Company for cash management purposes in the ordinary course of business consistent with past practice to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (i) above.

“Cash Management Obligations”: any obligation of the Company or any of its Subsidiaries in respect of (i) cash netting, overdrafts and related liabilities that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions including in connection with deposit accounts and (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees. For the avoidance of doubt, the parties agree that any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.

“CFC”: each Person that is a direct or indirect Subsidiary of a U.S. Person (to the extent such Subsidiary is treated as a corporation for U.S. federal income tax purposes) and a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“CFC Holding Company”: a direct or indirect Domestic Subsidiary of the Company with no material assets other than Capital Stock or debt that is treated as equity for United States federal income tax purposes of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change of Control”: means the earliest to occur of:

(a)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company (or, to the extent applicable, the Holding Company) on a fully diluted basis as of the Closing Date, of Capital Stock representing more than 35% of the total voting power of all of the outstanding voting Capital Stock of the Company (or, to the extent applicable, the Holding Company); and

(b)    Remitly ceasing to be a direct or indirect Wholly Owned Subsidiary of the Company.

Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred pursuant to clause (a) above at any time if the Persons who directly or indirectly beneficial own a majority of the aggregate ordinary voting power of the Company on a fully diluted basis as of the Closing Date have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of the Company.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis, the issued and outstanding Capital Stock of the Company owned, directly or indirectly, by any direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

Notwithstanding the foregoing, a Holding Company Reorganization shall not constitute a Change of Control.

“Charge”: any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”: (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Extended Term Loans of a given Extension Series, Incremental Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a borrowing, refers to whether such Loans, or the Loans comprising such borrowing, are Revolving Loans, Incremental Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Revolving Loans under Other Revolving Commitments, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Revolving Commitments, Extended Revolving Commitments, Incremental Commitments, Other Revolving Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 are satisfied or waived in accordance with Section 10.1.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CNI Growth Amount”: at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the fiscal quarter of the Company during which the Closing Date occurs to and including the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1 (treated as one accounting period).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Account”: has the meaning assigned to it in Section 2.13(j).

“Collateral Agent”: JPMorgan Chase Bank, N.A.

“Collateral Agreement”: the Collateral Agreement dated as of the Closing Date executed and delivered by the Company, Remitly and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.25% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Communications”:  as defined in Section 9.14(d).

“Company”: as defined in the preamble hereto.

“Company Stock”: Capital Stock of the Company that constitutes “margin stock” within the meaning of Regulation U.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period; plus, without duplication and, to the extent deducted (and not added back) (or, in the case of clauses (g), (l) and (n), to the extent not included) in calculating Consolidated Net Income for such period, the sum of:

(a)    (x) income tax expense and (y) payroll tax expense related to stock options and other equity-based compensation expenses,

(b)    Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the transactions contemplated herein),

(c)    depreciation and amortization expense and impairment charges,

(d)    all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes (which amounts set forth in this clause (d) shall include all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP),

(e)    any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),

(f)    restructuring charges and related charges,

(g)    (i) pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and (ii) any pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action (any such pro forma adjustments, “run rate” cost savings, operating expense reductions or synergies set forth in clauses (i) and (ii), “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though the full recurring benefit of such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) such Expected Cost Savings are reasonably identifiable and factually supportable, (B) no Expected Cost Savings shall be added pursuant to this clause (g) to the extent of the amount of actual benefits realized from such actions and to the extent duplicative of any expenses or charges relating to such Expected Cost Savings that are included in clause (a) through (f) above or (h) through (s) below and (C) such Expected Cost Savings shall not exceed 25% of Consolidated EBITDA (before giving effect to such adjustment) for such period,

(h)    cash expenses relating to customary earn outs and similar obligations to the extent constituting Indebtedness;

(i)    fees and the amount of loss or discount on the sale of Permitted Receivables Assets and related assets in connection with a Permitted Receivables Financing;

(j)    any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(k)    unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(l)    the amount of any cash from operations actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(m)    the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(n)    any other adjustments, exclusions and add-backs reflected in the financial model delivered to the Arrangers on or about May 15, 2025 (the “Company Model”);

(o)    charges, expenses and costs in anticipation of, or preparation for, standalone compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act, as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange for companies with listed equity or debt securities, including listing fees;

(p)    any costs (including any settlement costs), expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation (including any pending or threatened litigation), claim, proceeding or investigation related to or undertaken by the Company or any of its Subsidiaries, together with any related provision for taxes;

(q)    [reserved];

(r)    costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents;

(s)    any net charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Company, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period; and

(t)    non-cash charges, non-cash expenses or non-cash losses incurred as a result of the Pledge 1% campaign described in the Form S-1.

minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash income and (c) unrealized net gains in the fair market value of any arrangement under Hedge Agreements, all as determined on a consolidated basis. Notwithstanding anything herein to the contrary, (i) increases in deferred revenue for such period shall be added back to Consolidated Net Income in calculating Consolidated EBITDA for such period and (ii) decreases in deferred revenue for such period shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA for such period.

“Consolidated First Lien Debt”: as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on the Collateral.

“Consolidated Interest Expense”: for any period, total cash interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.7 or any issuance of Capital Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (vi) any writeoff of unamortized debt issuance costs upon any prepayment of any Indebtedness), net of cash interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(a)    the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries;

(b)    the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions;

(c)    the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;

(d)    any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles;

(e)    any gain or charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(f)    (i) any unrealized or realized net foreign currency transactional gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any transactional gains or charges relating to assets and liabilities denominated in a currency other than a functional currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement;

(g)    any net income or charge (including all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any derivative transaction under a Hedge Agreement;

(h)    non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting;

(i)    any charge that is established, adjusted and/or incurred (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(j)    any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) amortization of intangible assets and (iii) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(k)    fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated;

(l)    non-cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest) or the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);

(m)    the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof; and

(n)    any extraordinary, exceptional  one-time or nonrecurring gains or losses.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of debt of the Company and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted Investment), consisting of Indebtedness for borrowed money, obligations evidenced by notes, bonds (excluding surety bonds), debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement), purchase money indebtedness and Capital Lease Obligations.

“Contingent Purchase Price Obligations”: any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with any acquisition to the extent such obligations are a liability on the consolidated balance sheet of the Company in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor, means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Agreement”: as defined in Section 7.11(c).

“Covered Entity”: any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.23.

“Credit Agreement Refinancing Indebtedness”: Indebtedness constituting (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that (i) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (ii) the other terms and conditions of such Indebtedness shall not be materially more restrictive (taken as a whole) on the Company and its Subsidiaries (as determined by the Company in good faith) than those applicable to the Refinanced Debt being refinanced or replaced (except for covenants or other provisions (I) that reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Company in good faith), (II) that are reasonably satisfactory to the Administrative Agent, (III) that are applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness, or (IV) that are also added for the benefit of each Facility remaining outstanding (provided that, in the case of each of clauses (I), (II) and (IV), if any financial maintenance covenant for the benefit of any Credit Agreement Refinancing Indebtedness is added or is more restrictive than the financial maintenance covenants then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility) and (iii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party”: the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Customer Advance”: any loan, advance or other funding to any customer of the Borrowers and their Subsidiaries in connection with any lending and/or non-recourse product offering of the Borrowers and their Subsidiaries.

“Customer Guarantee”: any Guarantee Obligation of the Borrowers and their Subsidiaries in respect of any loan, advance or other funding provided by third-party banking institutions to customers of the Borrowers and their Subsidiaries in connection with any lending and/or non-recourse product offering of the Borrowers and their Subsidiaries.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00

p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect company that has, (i) become the subject of any bankruptcy or insolvency proceeding, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (but excluding any receiver, custodian, conservator, trustee, administrator or similar Person appointed by a regulatory authority under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender. For the avoidance of doubt, any Defaulting Revolving Lender shall be deemed a Defaulting Lender.

“Defaulting Revolving Lender”: as defined in Section 2.27.

“Designated Non-Cash Consideration”: the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any Subsidiary in connection with any Disposition pursuant to Section 7.5(h) that is designated as Designated Non-Cash Consideration by a Responsible Officer of the Company (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disposition”: with respect to any property or right, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock of the Company which is not Qualified Capital Stock. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrowers or any of their Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender”: (i) competitors of the Company and its Subsidiaries identified from time to time to the Administrative Agent, (ii) persons identified to the Arrangers prior to June 24, 2025 (the list of such Persons identified pursuant to clauses (i) and (ii), the “Disqualified Lenders List”) and (iii) in each case of clauses (i) and (ii), any of such person’s Affiliates (other than any Bona Fide Debt Fund that would not be a Disqualified Lender but for this clause (iii)) that are (x) clearly identifiable solely by similarity of name or (y) identified in writing by the Company from time to time to the Administrative Agent; provided that, notwithstanding anything herein to the contrary, (A) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any Loans or Commitments under the Facilities that is otherwise permitted hereunder and (B) no supplements shall become effective until three Business Days after delivery by the Company to the Administrative Agent of such supplement by electronic mail to JPMDQ_Contact@jpmorgan.com.

“Disqualified Lenders List”: as defined in clause (ii) of the definition of “Disqualified Lender”, as the same may be supplemented from time to time pursuant to clauses (i) and (iii)(y) of the definition of “Disqualified Lender”.

“Domestic Funding Office”: the Administrative Agent’s office as may be designated by the Administrative Agent by written notice to the Company and the Lenders.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: as to any Person, any and all Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (solely as it relates to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: as defined in the Collateral Agreement.

“Excluded Subsidiary”: (i) any Foreign Subsidiary or any CFC, (ii) any Subsidiary that is not a Wholly Owned Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary, (v) any CFC Holding Company, (vi) any Subsidiary of a CFC or a CFC Holding Company, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by applicable law existing on the Closing Date or by applicable law or contractual obligation existing on the Closing Date or at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (including pursuant to Indebtedness permitted to be incurred hereunder as assumed Indebtedness if the terms of such Indebtedness prohibit such Subsidiary from guaranteeing the Obligations) (so long as such contractual obligation is not in favor of the Company or any subsidiary of the Company or entered into in contemplation of such formation or acquisition) from providing a guarantee under the Guarantee Agreement or from having a Lien on its Capital Stock to secure the Obligations, as the context may require, for so long as such prohibition exists, or if such guarantee or such Lien, as the context may require, would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained, it being understood that the Company shall have no obligation to obtain any such consent, approval, license or authorization), (ix) any Subsidiary that is a not-for-profit organization, broker dealer, captive insurance subsidiaries and other special purpose subsidiaries, (x) any Subsidiary whose provision of a guarantee would result in materially adverse tax consequences to the Company and its Subsidiaries as reasonably determined by the Company, (xi) any Subsidiary listed in Schedule 1.1D hereto on the Closing Date and (xii) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequence) of providing a guarantee under the Guarantee Agreement or a Lien on its Capital Stock to secure the Obligations, as the context may require, will outweigh the benefits to be obtained by the Lenders therefrom; provided that, notwithstanding the foregoing, in no event shall any Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” means the Revolving Credit and Guaranty Agreement dated as of September 13, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), among the Borrowers and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, interest, fees and other amounts (other than contingent indemnification obligations and other obligations that survive the termination thereof pursuant to the express terms thereof) due or outstanding under the Existing Credit Agreement, the termination of all commitments thereunder and the discharge or release of all Guarantees and Liens provided thereunder.

“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.1E that was issued prior to the Closing Date for the account of, or guaranteed by, either or both of the Borrowers or any of their Subsidiaries pursuant to the Existing Credit Agreement and that is outstanding on the Closing Date.

“Existing Revolver Tranche”: as defined in Section 2.24(a)(II).

“Expected Cost Savings”: as defined in the definition of “Consolidated EBITDA”.

“Extended Revolving Commitments”: as defined in Section 2.24(a)(II).

“Extended Term Loans”: as defined in Section  2.24(a).

“Extending Revolving Lender”: as defined in Section 2.24(b).

“Extension Amendment”: as defined in Section 2.24(c).

“Extension Election”: as defined in Section 2.24(b).

“Extension Request”: as defined in Section 2.24(b).

“Extension Series”: as defined in Section 2.24(b).

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) each other credit facility that may be added to this Agreement after the date hereof.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter”: the Fee Letter dated as of May 20, 2025 among the Administrative Agent and Remitly.

“Finance Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (but subject to Section 1.2(h)), is or should be accounted for as a capital or finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Finance Subsidiary”: any Subsidiary of the Company formed for the sole purpose of engaging in a Permitted Receivables Financing.

“Financial Covenant”: the covenant set forth in Section 7.1.

“First Lien Intercreditor Agreement”: an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Loan Parties from time to time party thereto, the Collateral Agent and the Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations.

“First Lien Net Leverage Ratio”: with respect to any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date less Netted Cash as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Fitch”: Fitch Ratings Inc., together with any successor thereto.

“Fixed Amount”: as defined in Section 1.4(e).

“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate and Daily Simple SOFR in respect of Revolving Loans shall be 0.00%.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Form S-1”: the Registration Statement under the Securities Act of 1933 on Form S-1 filed by the Company on August 30, 2021.

“Funding Office”: the office of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the Financial Covenant, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1; provided that, if the Company notifies the Administrative Agent following the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company following the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee Agreement”: the Guarantee Agreement dated as of the Closing Date executed and delivered by the Company and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Company, the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations, including, following any Holding Company Reorganization, the Holding Company.

“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement (including, for the avoidance of doubt, any Lender Hedge Agreements).

“Holding Company”: a corporation or other legal entity organized under a state of the United States which becomes the direct owner of 100% of the Capital Stock of the Company pursuant to a Holding Company Reorganization.

“Holding Company Reorganization”: a transaction or series of transactions (a) pursuant to which the Company shall become a direct wholly-owned Subsidiary of the Holding Company and (b) that are in compliance with the requirements set forth in Section 6.13.

“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding Test Period and (ii) contributing in the aggregate less than 5% to Consolidated EBITDA for the most recently ended Test Period. In the event that total assets of all Immaterial Subsidiaries exceed 20% of Consolidated Total Assets as of the last day of the immediately preceding Test Period or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 20% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 20% thresholds are met.

“Incremental Cap”:

(a)    the Shared Incremental Amount, plus

(b)    (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.10 and/or the amount of any permanent reduction of any undrawn Revolving Commitment, (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Refinancing Term Loans or Other Revolving Loans or any Credit Agreement Refinancing Indebtedness previously applied to the permanent prepayment of any Loan, Revolving Commitment or of any Incremental Equivalent Debt referred to in clauses (i) and (ii) above (with respect to any such Credit Agreement Refinancing Indebtedness, in an aggregate amount not to exceed the aggregate amount of Loans, Revolving Commitments or Incremental Equivalent Debt, as applicable, refinanced by such Credit Agreement Refinancing Indebtedness), and (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) above that is (x) repaid or retired resulting from any assignment to or purchase by such Indebtedness (and/or assignment and/or purchase of such Indebtedness by) the Company and/or any Subsidiary or (y) terminated pursuant to Section 2.22, which shall be credited to the extent of the principal amount of the Indebtedness repaid, retired or terminated; provided that for each of clauses (i) through (iv), (x) the relevant prepayment, redemption, repurchase, retirement or assignment and/or purchase was not funded with the proceeds of any Long-Term Indebtedness and (y) in the case of any prepayment of Loans under any revolving facility, such prepayment shall be accompanied by a permanent reduction in the commitments in respect thereof, plus

(c)    an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility, the Incremental Equivalent Debt, the Ratio Debt or the Incurred Acquisition Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction (and, in the case of any Incremental Revolving Facility or delayed draw Incremental Term Facility, or any revolving facility or delayed draw term facility incurred as Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, in each case then being established, assuming a full drawing thereunder), (1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Net Leverage Ratio does not exceed (i) 3.00 to 1.00, or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 3.00 to 1.00 and (B) the First Lien Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio does not exceed (i) 3.50 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 3.50 to 1.00 and (B) the Senior Secured Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment, and (3) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, either (I) the Total Net Leverage Ratio does not exceed (i) 4.50 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the greater of (A) 4.50 to 1.0 and (B) the Total Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment or (II) the Interest Coverage Ratio is not less than (i) 2.00 to 1.00 or (ii) to the extent such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, as applicable, is incurred in connection with a permitted acquisition or other permitted Investment, the lesser of (A) 2.00 to 1.00 and (B) the Interest Coverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted Investment (this clause (c), the “Ratio Based Amount”);

provided that: (1) any Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Company in its sole discretion (provided that, in the case of clause (c), an Incremental Facility may be incurred only under clause (i) thereof), and (2) upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or implementation of any Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt, to the extent such Incremental Facility,  Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt or any portion thereof could, based on such financial statements, have been incurred or made in reliance on clause (c), unless otherwise elected by the Company, such Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt or portion thereof shall automatically be reclassified (subject to clause (1) of this proviso and to any other applicable provision of clause (c)) as having been incurred under clause (c).

“Incremental Commitment”: as defined in Section 2.25(a)(i).

“Incremental Equivalent Debt”: Indebtedness in an amount not to exceed the Incremental Cap incurred by any Loan Party consisting of the incurrence or issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, a Junior Lien Intercreditor Agreement and (y) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Sections 2.25(a) mutatis mutandis, except that (a) the requirements set forth in Section 2.25(a)(viii)(A) shall not apply to such Indebtedness and (b) the requirements set forth in Section 2.25(a)(iv) shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of such clauses.

“Incremental Facility”: as defined in Section 2.25(a).

“Incremental Facility Amendment”: an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.25.

“Incremental Loans”: as defined in Section 2.25.

“Incremental Revolving Commitments”: as defined in Section 2.25(b).

“Incremental Revolving Facility”: as defined in Section 2.25(a).

“Incremental Revolving Loans”: as defined in Section 2.25(a).

“Incremental Term Facility”: as defined in Section 2.25(a).

“Incremental Term Loans”: as defined in Section 2.25(a).

“Incurred Acquisition Debt”: as defined in Section 7.2(m)(i).

“Incurrence-Based Amount”: as defined in Section 1.4(e).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof, (c) all obligations of such Person evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person; (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, for purposes of Sections 7.2 and 8(e), the amount of “Indebtedness” included with respect to any such Hedge Agreement shall be based on the net termination value thereof. Notwithstanding the foregoing, overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business shall not constitute Indebtedness.

“Indemnitee”: as defined in Section 10.5.

“Ineligible Institution”: as defined in Section 10.6(b).

“Information”: as defined in Section 4.18(a).

“Inside Maturity Basket”: with respect to any Indebtedness incurred in reliance on the Inside Maturity Basket, an aggregate amount of such Indebtedness at any time outstanding not exceeding the greater of (x) $177,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, relating to copyrights, patents, trademarks, technology, know-how and processes and other intellectual property, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Payment Date”: (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Termination Date, as applicable, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Termination Date, as applicable, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Revolving Termination Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Termination Date.

“Interest Period”: as to any Term Benchmark Loan (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Borrowing, and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment) as selected by such Borrower in its Borrowing request or interest election request, as the case may be, given with respect thereto; (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as selected by such Borrower by irrevocable notice in an interest election request submitted to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)    the Borrowers may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date;

(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(d)    no tenor that has been removed from this definition pursuant to Section 2.16(f) shall be available.

“Investments”: as defined in Section 7.7.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.13.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.

“JPMCB”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in Section 10.20(b).

“Junior Lien Intercreditor Agreement”:  an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Loan Parties from time to time party thereto, the Administrative Agent and an Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is junior to the Liens securing the Obligations.

“Knowledge” or to the “Knowledge”: of any Loan Party or any Subsidiaries of any Loan Party, the actual knowledge, after reasonable good faith investigation, of a Responsible Officer of such Loan Party or such Subsidiary.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Aggregate Exposure Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Cash Management Obligations”: Cash Management Obligations owed to any Person who is, or was, the Administrative Agent or a Lender (or any Affiliate of the Administrative Agent or any Lender) (x) at the time the agreement governing such Cash Management Obligations was entered into, with respect to any Cash Management Obligations arising from any agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Cash Management Obligations arising from any agreement existing on the Closing Date, in each case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender (each such Person, a “Lender Cash Management Counterparty”).

“Lender Hedge Agreements”: as defined in the Guarantee Agreement.

“Lenders”: as defined in the preamble hereto.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit”: (a) any letter of credit issued pursuant to this Agreement and (b) for so long as the same remain outstanding, the Existing Letters of Credit.

“Letter of Credit Agreement”: has the meaning assigned to it in Section 2.13.

“Letter of Credit Commitment”: with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.1A, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: as defined in Section 1.4(d).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents and the Notes, as the same may be amended, modified or supplemented from time to time.

“Loan Parties”: the Company, each Borrower, each other Subsidiary of the Company that is a party to a Loan Document. For the avoidance of doubt, the Loan Parties as of the Closing Date are set forth on Schedule 1.1C hereto.

“Local Time”: New York City time.

“Long-Term Indebtedness”: any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability; provided that revolving indebtedness shall not constitute Long-Term Indebtedness.

“Majority Facility Lenders”: with respect to any Facility, the holders (other than Defaulting Lenders) of more than 50% of the aggregate unpaid principal amount of the Loans outstanding under such Facility (excluding Loans held by Defaulting Lenders) or in the case of (a) the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than Defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders); provided that the “Majority Facility Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders, taken as a whole, under this Agreement or any other Loan Document.

“Material IP” means any Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, in each case that are defined or regulated as such in or under any Requirement of Law relating to the environment, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.18.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the real properties subject to the Mortgages designated in part (a) of Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.9; provided that Mortgaged Properties shall not include any Excluded Asset.

“Mortgages”: each mortgage, deed of trust, deed to secure debt, trust deed or any other security document entered into by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties creating a lien on such Mortgaged Property in such form as reasonably agreed between the Company and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Netted Cash”: at any date of determination, the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Subsidiaries as of such date less, to the extent included in such unrestricted cash and Cash Equivalents, any cash or Cash Equivalents to the extent required to be held by a money transmitter, financial institution, or other financial services or financial technology service provider in respect of customer transactions or balances or obligations pursuant to any applicable law, rule, or regulation, regardless of how such assets are designated under such law, rule, or regulation (including as “permissible investments” or “eligible securities”).

“Non-Consenting Lender”: as defined in Section 2.22.

“Non-Excluded Taxes”: Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Taxes that are (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.19, (iii) withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor (if any) immediately before such Lender acquired such interest or to such Lender immediately before it changed its lending office, (iv) any withholding Taxes imposed or collected pursuant to, or as a result of the application of, Section 899 of the Code (as proposed in the One Big Beautiful Act) or any substantially similar provision, in each case, as finally enacted, or any substantially similar amended or successor provision or (v) any withholding Taxes imposed pursuant to FATCA.

“Non-Finance Lease Obligation”: with respect to any Person, a lease obligation of such Person that is not an obligation in respect of a Finance Lease. A straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-U.S. Lender”: as defined in Section 2.19(f)(ii).

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Lender Hedge Agreements or Lender Cash Management Obligations, any Affiliate of the Administrative Agent or any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any guarantee of Lender Cash Management Obligations and Lender Hedge Agreements in each case arising under the Guarantee Agreement), the Letters of Credit, Lender Cash Management Obligations, Lender Hedge Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Debt Representative”: with respect to any series of Indebtedness permitted to be incurred and secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with or junior to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder that result from a Refinancing Revolving Amendment.

“Other Revolving Loans”: one or more Classes of Revolving Loans that result from a Refinancing Revolving Amendment.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes that arise from any payment made under, from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment.

“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“Patriot Act”: as defined in Section 10.16.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Company and/or the Subsidiary Guarantors in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (ii) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted First Priority Refinancing Notes”: any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise) or loans not under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if required thereby, any other Applicable Intercreditor Agreement then in effect. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Junior Lien Refinancing Debt”: Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement). Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions”: with respect to any Indebtedness, that such applicable Indebtedness (i) is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Commitments in respect to Revolving Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”), (ii) has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the applicable Refinanced Debt; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (ii) or to Indebtedness in the form of a revolving credit facility that is incurred in reliance on the Inside Maturity Basket, (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iv) is not secured by any property or assets of the Company or any Subsidiaries other than the Collateral.

“Permitted Payee”: any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate, immediate family member or transferee of any of the foregoing) of the Company (or any Subsidiary).

“Permitted Receivables Assets”: means (i) accounts receivable or, as applicable, loan receivables, in each case generated in connection with any Customer Advances or Customer Guarantees and (ii) accounts receivable generated in connection with the ordinary course remittance business of the Borrowers and their Subsidiaries.

“Permitted Receivables Financing”: (a) any sale by the Company or a Subsidiary of Permitted Receivables Assets and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectability of the Permitted Receivables Assets sold and the corresponding sale or pledge of such Permitted Receivables Assets and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee of the collectability of such Permitted Receivables Assets by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary) and (b) (i) any sale by the Company or a Subsidiary of Permitted Receivables Assets and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectability of the Permitted Receivables Assets sold, without any guarantee by the Company and any other Subsidiary thereof of the collectability of such Permitted Receivables Assets and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of Permitted Receivables Assets and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary. In addition to Permitted Receivables Assets and their proceeds, the related assets transferred in a Permitted Receivables Financing shall be limited to assets customarily transferred (or in respect of which security interests are customarily granted) in connection with a securitization, factoring or receivable sale transaction and may include (A) any collateral for transferred Permitted Receivables Assets (other than any interest in goods the sale of which gave rise to such Permitted Receivables Assets) and any agreements supporting or securing payment of transferred Permitted Receivables Assets, (B) any service contracts or other agreements associated with such Permitted Receivables Assets and records relating to such Permitted Receivables Assets, (C) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred Permitted Receivables Assets and (D) proceeds of all of the foregoing.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension (collectively, a “Refinancing” and the Indebtedness being so Refinanced, the “Refinanced Indebtedness”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(d), such modification, refinancing, refunding, renewal, replacement or extension has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (d) such modification, refinancing, refunding, renewal, replacement or extension has no different obligors, or greater guarantees or security than the Refinanced Indebtedness (provided that (i) Indebtedness of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (ii) any Indebtedness of any Subsidiary that is not a

Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Section 7.2) and (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Applicable Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the Applicable Intercreditor Agreement(s).

“Permitted Sale/Leasebacks”: as defined in Section 7.9.

“Permitted Unsecured Refinancing Debt”: Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions (to the extent applicable thereto). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Stock”: collectively, “Pledged Stock”, as defined in the Collateral Agreement.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma effect”: with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Interest Coverage Ratio (including component definitions thereof), that each Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

(a)    (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Company or any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any permitted acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(b)    any Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,

(c)    any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(d)    any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Company in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Term Benchmark, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio for purposes of the Financial Covenant, the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Proceeding”: as defined in Section 10.5.

“Projections”: the financial projections for the Company and its Subsidiaries delivered to the Arrangers on May 15, 2025.

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as assigned to the term “qualified financial contract” in, and which shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.23.

“Qualified Acquisition”: any acquisition permitted under this Agreement that (a) involves the payment of consideration (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) by the Company and its Subsidiaries in excess of $50,000,000 and (b) is designated as a “Qualified Acquisition” by any Borrower in a written notice to the Administrative Agent.

“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the Latest Maturity Date.

“Ratio Based Amount”: as defined in the definition of “Incremental Cap”.

“Ratio Debt”: as defined in Section 7.2(i)(i).

“Reclassifiable Item”: as defined in Section 1.4(a).

“Reference Time”:  with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting, or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt”: as defined in the definition of “Permitted Other Debt Conditions”.

“Refinanced Indebtedness”: as defined in the definition of “Permitted Refinancing”.

“Refinancing Amendment” a Refinancing Revolving Amendment or a Refinancing Term Amendment, as the context requires.

“Refinancing Series”: Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Term Amendment (or any subsequent Refinancing Term Amendment to the extent such Refinancing Term Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Revolving Amendment”: an amendment to this Agreement executed by each of (a) each Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Other Revolving Commitments in accordance with Section 2.28.

“Refinancing Term Amendment”: an amendment to this Agreement executed by each of (a) each Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.28.

“Refinancing Term Commitments”: one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Term Amendment.

“Refinancing Term Loans”: one or more Classes of Term Loans hereunder that result from a Refinancing Term Amendment.

“Register”: as defined in Section 10.6(d).

“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse an Issuing Bank pursuant to Section 2.13 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Relevant Screen Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate.

“Remitly”: as defined in the preamble hereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding; provided that the “Required Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.

“Required Revolving Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding; provided that the “Required Revolving Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.

“Restricted Debt Payments”: as defined in Section 7.13.

“Restricted Payments”: as defined in Section 7.6.

“Revolver Extension Request”: as defined in Section 2.24(a)(II).

“Revolver Extension Series”: as defined in Section 2.24(a)(II).

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments on the Closing Date is $550,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Facility”: as defined in the definition of the term “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the date which is the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated; provided, however, if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or  the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders for purposes of defining a Sanctioned Person).

“Sanctions”: all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Party”: as defined in the Collateral Agreement.

“Security Documents”: the collective reference to the Collateral Agreement, any Applicable Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt that is secured by a Lien on the Collateral as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Shared Incremental Amount”: as of any date of determination, (a) the greater of (x) $177,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt, Ratio Debt and/or Incurred Acquisition Debt incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under the Ratio Based Amount or clauses (i)(i)(B) or (m)(i)(B) of Section 7.2, as applicable.

“Significant Subsidiary”: at any time any Subsidiary, which at such time would meet the definition of “significant subsidiary” in Regulation S-X promulgated by the SEC.

“Similar Business”: any Person the majority of the revenues of which are derived from a business that would be permitted by Section 7.12 if the references to “Subsidiaries” in Section 7.12 were deemed to refer to such Person.

“Single Employer Plan”: any Plan that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business.

“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.

“Specified Event of Default”: any of the Events of Default described in clause (a) or (f) of Section 8.

“Specified Transaction”: with respect to any period, any merger, Investment, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Term Facilities), Restricted Payment or designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “compliance on a Pro Forma Basis” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Subordinated Indebtedness”: of any Person, any Indebtedness of such Person that is (a) contractually subordinated in right of payment to any other Indebtedness of such Person or (b) secured by a Lien on any asset of such Person that is junior in priority to the Lien on any asset of such Person securing any other Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, including Remitly, and (ii) Unrestricted Subsidiaries shall be deemed not to be Subsidiaries of the Company for any and all purposes of this Agreement and the other Loan Documents. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.

“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.

“Subsidiary Holding Company”: as defined in Section 7.4(b).

“Supported QFC”: as defined in Section 10.23.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” means $250,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Aggregate Exposure Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.27 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender”: JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.9.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Lenders”: any Lender which holds a Term Loan.

“Term Loan Extension Request”: as defined in Section 2.24(a).

“Term Loan Extension Series”: as defined in Section 2.24(a).

“Term Loans”: any term loans made under an Incremental Term Facility.

“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. If the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period”: for any date of determination, the most recent period of four consecutive fiscal quarters of the Company ended prior to such date of determination in respect of which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1 (or, prior to the delivery of any financial statements pursuant to Section 6.1, the period of four consecutive full fiscal quarters most recently ended prior to the Closing Date).

“Testing Date” means any date on which the Total Net Leverage Ratio exceeds 3.50 to 1.00.

“Title Company”: as defined in Section 6.11(b)(i).

“Title Policy”: as defined in Section 6.11(b)(i).

“Total Market Cap”:  as at any date of determination, the value of the Company’s common shares on the principal national securities exchange on which the Company’s common shares are registered and listed for trading at the close of trading on the preceding Business Day multiplied by the aggregate number of common shares outstanding as of the close of trading on such day.

“Total Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Total Net Leverage Ratio Step Up Period”:  as defined in Section 7.1.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.25 and 2.7, respectively.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate or, if applicable, Daily Simple SOFR.

“U.S. Dollars” or “$”: dollars in lawful currency of the United States.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 10.23.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.10 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

(f)    Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.

(g)    The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(h)    Notwithstanding anything to the contrary contained in the definition of “Finance Lease”, unless the Borrowers elect otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or Capital Lease Obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or Capital Lease Obligations or otherwise accounted for as liabilities in financial statements.

1.3.    Currency Conversion.

(a)    If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.

(b)    If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

1.4.    Terms Generally; Pro Forma Calculations.

(a)    For purposes of determining compliance at any time with Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transactions or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.2 (other than Section 7.2(a)), 7.3 (other than Section 7.3(j)), 7.4, 7.5, 7.6 and 7.13 (each of the foregoing, a “Reclassifiable Item”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(b)    Notwithstanding anything to the contrary herein, but subject to Sections 1.4(c), (d) and (e) and the last paragraph of the definition of “Pro Forma Basis”, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Net Income and Consolidated EBITDA contained in this Agreement that are calculated with respect to any applicable Test Period during which any Specified Transaction occurs) shall be calculated with respect to such applicable Test Period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such applicable Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such applicable Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such applicable Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

(c)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to clause (d) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)    Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require  compliance with any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA,  accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default), in each case other than for purposes of the making of any Revolving Extension of Credit or  compliance with any basket or other condition, as a condition to (A) the consummation of any acquisition, consolidation, business combination or similar Investment, the consummation of which by the Company is not conditioned on the availability of, or obtaining, third party financing, and/or (B) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or any Restricted Payment, in each case, requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment (clauses (A) and (B), collectively, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (A) in the case of any such acquisition, consolidation, business combination or similar Investment, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1) either (x) the execution of a letter of intent or the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination or Investment and (B) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment, in each case, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1 at the time of) (x) delivery of irrevocable notice with respect to such redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment or (y) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of such Indebtedness or Restricted Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and any other acquisition, consolidation, business combination or similar Investment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which the Company has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.4(d), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Company or any Subsidiary). For the avoidance of doubt, if the Company shall have elected the option set forth in clause (x) of any of the preceding clauses (1) or (2) in respect of any transaction, then (i) the Company shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Company’s election of such option and (ii) any further determination with respect to incurrence tests prior to the earlier of the consummation of such Limited Condition Transaction and the termination of such Limited Condition Transaction will require the Company to comply with such tests on a Pro Forma Basis assuming the applicable Limited Condition Transaction has been consummated and the applicable acquisition debt has been incurred. The provisions of this paragraph (d) shall also apply in respect of the incurrence of any Incremental Term Facility.

(e)    Notwithstanding anything to the contrary herein, unless the Company otherwise notifies the Administrative Agent, with respect to any amount incurred (including under Section 2.25 (including the definition of Incremental Cap used therein)) or transaction entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility or any other permitted revolving facility, and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of such covenant that requires compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that, solely for purposes of such covenant, (i) the incurrence of such Incurrence-Based Amount shall be calculated first without giving effect to such Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of such Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount under any covenant then available to the Company prior to utilization of any amount under a Fixed Amount under such covenant then available to the Company.

(f)    The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

(g)    The increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and will be deemed not to be the granting of a Lien for purposes of Section 7.3.

(h)    For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred).

(i)    For the avoidance of doubt, for purposes of determining compliance with Section 7.2(f), (g), (i), (k) and (m) and any other comparable provision of Section 7.2, a Permitted Refinancing in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated or Consolidated EBITDA-governed basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated or EBITDA-governed basket, and such U.S. Dollar-denominated or EBITDA-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding.

(j)    Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(k)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired (or, if such subsequent Person ceases to be a Subsidiary of the original Person, disposed of) on the first date of its existence by the holders of its Capital Stock at such time.

(l)    Upon the consummation of any Holding Company Reorganization, the second reference to the “Company” in the first paragraph of Section 7 shall be deemed a reference to the Holding Company.

1.5.    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Loan Borrowing”).

1.6.    Interest Rates; Benchmark Notification.  The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1.    [Reserved].

2.2.    [Reserved].

2.3.    [Reserved].

2.4.    Revolving Commitments.

(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans denominated in U.S. Dollars (“Revolving Loans”) to any Borrower from time to time at such Borrower’s request during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding that will not result in such Revolving Lender’s Revolving Extensions of Credit exceeding such Revolving Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and/or 2.12. Each Swingline Loan shall be an ABR Loan.

(b)    Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date.

(c)     The applicable Borrower shall repay the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.5.    Procedure for Revolving Loan Borrowing.

(a)    Each Borrower may borrow Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day prior to the Revolving Termination Date; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, or (b) prior to 12:00 Noon, New York City time, one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and the Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the initial Interest Period therefor. If any such Borrowing request requests a Term Benchmark Loan but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each such borrowing of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that an ABR Borrowing may be in an aggregate amount that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.13(e) and (y) in the case of Term Benchmark Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof, respectively. Upon receipt of any such notice of borrowing under the Revolving Facility from any Borrower, the Administrative Agent shall promptly notify each Lender under the Revolving Facility thereof. In the case of a borrowing under the Revolving Facility, each Revolving Lender will make the amount of its Revolving Percentage of such borrowing of Revolving Loans available to the Administrative Agent for the account of the applicable Borrower at the Domestic Funding Office prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)    [Reserved].

(c)    Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

2.6.    Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth Business Day of each January, April, July and October (with respect to the amount of such fee accrued to and including the last day of such March, June, September or December, respectively) and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.

2.7.    Termination or Reduction of Revolving Commitments.  The Company shall have the right, upon not less than three Business Days’ notice (or shorter notice period approved by the Administrative Agent) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

2.8.    Fees, etc.. The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by any Borrower and the Administrative Agent, including pursuant to the Fee Letter.

2.9.    Swingline Loans.

(a)    Subject to the terms and conditions set forth herein, from time to time during the Revolving Commitment Period, the Swingline Lender agrees to make Swingline Loans to the Borrowers in an aggregate principal amount at any time outstanding that will not result in  the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Commitment or  any Lender’s Aggregate Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of a LC Disbursement as contemplated by Section 2.13(e).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the applicable Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 12:00 noon, New York City time, on the day of a proposed Swingline

Loan.  Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers.  The Swingline Lender shall make the requested Swingline Loan available to each applicable Borrower by means of a credit to an account of such Borrower with the Administrative Agent designated for such purpose by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    [Reserved].

(d)    The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Aggregate Exposure Percentage of such Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Aggregate Exposure Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify each Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such  Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the  Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such  Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e)    The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.22.  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of the Swingline Lender hereunder, the replaced

Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f)    Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.9(e) above.

2.10.    Optional Prepayments.

(a)    The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth in Section 2.10(b)), upon notice delivered by the applicable Borrower to the Administrative Agent (a) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Term Benchmark Loans and (b) on the same Business Day in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the Class of Loans to be prepaid and whether the prepayment is of Term Benchmark Loans or ABR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid; provided that notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 2.10(a), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.  Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof as selected by the applicable Borrower (or absent any such selection in the direct order of maturity).

(b)    [Reserved].

2.11.    Mandatory Prepayments. If at any time the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Borrowers shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Revolving Loans in an amount equal to the amount of such excess or, to the extent the principal amount of Revolving Loans outstanding is less than the amount of such excess, cash collateralize LC Exposure (in an amount equal to 103% of such LC Exposure) (or backstop or provide credit support reasonably acceptable to the applicable Issuing Bank), in each case to the extent necessary to eliminate any such excess. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12.    Continuation Options.

(a)    The applicable Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest

Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any interest election requests a Term Benchmark Loan but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)    Any Term Benchmark Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto unless the applicable Borrower gives notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of a different length of the next Interest Period to be applicable to such Loans.

2.13.    Letters of Credit.

(a)    Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Revolving Commitment Period.

(b)    To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), any Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal,  if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”).  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension  (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed its Letter of Credit Commitment,  the LC Exposure shall not exceed $200,000,000 and  no Lender’s Aggregate Exposure shall exceed its Commitment.  The Borrowers may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrowers shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or

(ii)     the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)    Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of  the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and  the date that is five Business Days prior to the Revolving Termination Date.

(d)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Aggregate Exposure Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Aggregate Exposure Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason, including after the Revolving Termination Date.  Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e)    If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.9 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable.  If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Aggregate Exposure Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Aggregate Exposure Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.5 with respect to Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)    Each applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of  any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein,  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,  payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or  any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to each applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each applicable Borrower to the extent permitted by applicable law) suffered by the each applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC

Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)     An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(l).  From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(i)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.13(i)(i) above.

(j)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 8(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at such Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(k)    Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the applicable Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  Such Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)    The Borrowers agree to pay  to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and  to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(m)    Notwithstanding anything set forth herein, the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by the applicable Issuing Bank at the request of such Borrower on the Closing Date.

2.14.    Interest Rates and Payment Dates.

(a)    Each Loan comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)    Each Loan comprising a Term Benchmark Borrowing shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate determined for such Interest Period plus the Applicable Margin.

(c)    Each RFR Loan (if applicable) shall bear interest for each day that is outstanding at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin.

(d)    (i) If all or a portion of the principal amount of or interest on any Loan or Reimbursement Obligation shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to (x) in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of overdue amounts in respect of any Reimbursement Obligation, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest, commitment fee or other amount payable hereunder shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)    Interest shall be payable in arrears on each Interest Payment Date.

2.15.    Computation of Interest and Fees; Interest Elections.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year except that interest and fees payable for ABR Loans on which is then based on the Prime Rate shall be computed on the basis of a 365 day year (or 366 day year in a leap year) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of the Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16.    Inability to Determine Interest Rate.

(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request in accordance with the terms of Section 2.5 or a new Borrowing request in accordance with the terms of Section 2.12, (1) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a Borrowing request, as applicable, for (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above and (2) any Borrowing request that requests an RFR Borrowing shall instead be deemed to be a Borrowing request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request in accordance with the terms of Section 2.12 or a new Borrowing request in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark

Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Borrowers and the Lenders of  any occurrence of a Benchmark Transition Event,  the implementation of any Benchmark Replacement,  the effectiveness of any Benchmark Replacement Conforming Changes,  the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and  the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement),  if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either  any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or  the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and  if a tenor that was removed pursuant to clause (i) above either  is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or  is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

2.17.    Pro Rata Treatment and Payments.

(a)    Each borrowing by a Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b)    Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.27.

(c)    Each payment (including each prepayment) by a Borrower on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Class then held by the applicable Lenders.

(d)    All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Domestic Funding Office, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average NYFRB Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive absent manifest error. If such

Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate, on demand, from the applicable Borrower.

(f)    Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment being made hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.

2.18.    Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall subject such Credit Party to any Tax (except for, without duplication, Non-Excluded Taxes and Taxes described in clauses (i) through (v) of the definition of Non-Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.18(e)) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party; or

(iii)    shall impose on such Credit Party or the London interbank or other relevant market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing, maintaining or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall pay such Credit Party, following thirty (30) days’ prior written demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed; provided that failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.18(a) shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; provided further that in respect of clause (a)(i), the Company shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(b)    If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; and provided further that the Borrowers shall be required to make such payment only if the respective Lender certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.

(c)    Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    [Reserved]

(f)    If, in any applicable jurisdiction, it becomes unlawful for a Revolving Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Revolving Loan or it becomes unlawful for any Affiliate of a Revolving Lender for that Revolving Lender to do so, that Revolving Lender shall promptly notify the Administrative Agent upon becoming aware of that event; upon the Administrative Agent notifying the Borrower, each Available Revolving Commitment of that Revolving Lender will be immediately cancelled; and to the extent that the Lender's participation has not been transferred pursuant to Section 2.22, the Borrowers shall repay that Revolving Lender's participation in the Revolving Loans made to the Borrower, together with any amounts otherwise payable pursuant to Section 2.18, on the last day of the Interest Period for each Revolving Loan occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by the Revolving Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Revolving Lender's corresponding Revolving Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

2.19.    Taxes.

(a)    Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax or Other Taxes, then the amount payable by the Borrowers to the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Credit Party receives an amount that  would have received had no such deduction or withholding been made. Whenever any Taxes are payable by the Borrowers to a Governmental Authority pursuant to this Section 2.19, as soon as practicable thereafter the applicable Borrower shall send to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(b)    In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)    The Borrowers shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrowers shall not be obligated to indemnify such Credit Party pursuant to this Section 2.19 in respect of penalties, interest and other liabilities are attributable to the bad faith, gross negligence or willful misconduct of such Credit Party. After a Credit Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Credit Party will act in good faith to promptly notify the Borrowers of its obligations thereunder. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Administrative Agent or Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)    Without limiting the generality of the foregoing,

(i)    Each Lender (or Transferee) that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two properly completed and duly signed copies of U.S. Internal Revenue Service  Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)    Each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent.):

(A)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two properly completed and duly signed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    in case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, two properly completed and duly signed copies of IRS Form W-8ECI;

(C)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D on behalf of each such direct and indirect partner.

(iii)    Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two completed and duly signed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; and

(v)    The Administrative Agent shall deliver to the Borrowers two executed copies of whichever of the following is applicable:

(A)    if the Administrative Agent is a U.S. Person, IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding; or

(B)    if the Administrative Agent is not a U.S. Person, (x) IRS Form W-8ECI with respect to payments received for its own account; and (y) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the accounts of others, clarifying that it is a U.S. branch of a foreign bank or insurance company described in Regulations section 1.1441-1(b)(2)(iv)(A) that is a “participating foreign financial institution” or PFFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or “non-financial foreign entity” that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. Person with respect to any payments associated with this withholding certificate.

(g)    The Administrative Agent and each Lender agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    For purposes of this Section 2.19, the term “applicable law” includes FATCA.

(j)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment or rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20.    Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Term Benchmark Loans (including pursuant to Sections 2.22 or 10.1(b)) on a day that is not the last day of an Interest Period with respect thereto. Such indemnification, which shall be payable within 30 days of written demand therefor, may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market or other applicable interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the applicable Borrower by any Lender shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender, (i) would eliminate or reduce the amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, (ii) would not subject such Lender to (A) any unreimbursed cost or expense or (B) significant investment of time or effort and (iii) would not otherwise be materially disadvantageous to such Lender, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.22.    Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, with respect to any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or Section 2.19, (b) has become a Defaulting Lender hereunder or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders or Required Revolving Lenders) with respect to which Required Lender or Required Revolving Lender consent, as applicable (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”) (1) to replace such Lender, with a replacement financial institution; provided that (i) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the applicable Borrower shall be liable to such replaced Lender under Section 2.20 for any losses suffered or expenses incurred by such Lender if any Term Benchmark Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent such consent is required pursuant to Section 10.6, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the applicable Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.22, (v) until such time as such replacement shall be consummated, the applicable Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (vi) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (2) terminate the Commitment of such Lender and (a) in the case of a Lender, repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans, Commitments and participations held by such Lender as of such termination date and (b) in the case of an Issuing Bank, repay all Obligations of the Borrowers owing to such Issuing Bank relating to the applicable Loans, Commitments and participations held by such Issuing Bank as of such termination date and cancel or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it.  No action by or consent of any Lender referred to in this Section 2.22, including any Defaulting Lender or Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in the immediately preceding sentence.

2.23.    [Reserved].

2.24.    Extension of the Facilities.

(a)    (I) The Borrowers may at any time and from time to time, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms applicable thereto consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that:  all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment;  the All-in Yield with respect to the Extended Term Loans may be different than the All-in Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment;  the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and  the Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Borrowers and the Lenders thereof; provided that that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the applicable Existing Term Loan Tranche, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Class of Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(II)    The Company may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Commitments or commitments in respect of an Incremental Revolving Facility (“Incremental Revolving Commitments”) of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the maturity date with respect to all or a portion of any principal amount of such Revolving Commitments or Incremental Revolving Commitments (any such Revolving Commitments or Incremental Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Revolving Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request” and together with a Term Loan Extension Request, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the All-in Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the maturity date of the non-extending Revolving Commitments); provided, further, that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series” (and together with a Term Loan Extension Series, any “Extension Series”)) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $5,000,000 (or such lesser amount as to which the Administrative Agent may agree).

(b)    The Borrowers shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(c)    Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company,

the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.24(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Company may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Company’s sole discretion and as may be waived by the Company) of Term Loans, Revolving Commitments or Incremental Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments applicable with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Election (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans), (iii) modify the prepayments applicable to the Term Loans to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.1 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d)    No extension of Loans pursuant to any Extension Election in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)    This Section 2.24 shall supersede any provisions in Section 2.17 or  10.1 to the contrary.

2.25.    Incremental Loan Extensions.

(a)    Any applicable Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of any Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i)    no commitments in respect of Incremental Loans (“Incremental Commitment”) in respect of any Incremental Facility may be in an amount that is less than $10,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii)    except as separately agreed from time to time between such Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that such Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii)    no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,

(iv)    the final maturity date of any Incremental Revolving Facility or any Incremental Term Facility shall be no earlier than the Latest Maturity Date; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (iv) or to any Incremental Revolving Facility or any Incremental Term Facility incurred in reliance on the Inside Maturity Basket,

(v)    [reserved],

(vi)    subject to clause (iv) above, any Incremental Term Facility may otherwise have interest rates, call protection, mandatory prepayments and an amortization schedule (provided that such amortization schedule is customary for term facilities of the same type as the Incremental Term Facility) as determined by such Borrower and the lenders providing such Incremental Term Facility,

(vii)    to the extent applicable, the fees payable in connection with any Incremental Facility shall be determined by such Borrower and the arrangers and/or lenders providing such Incremental Facility,

(viii)    (A) no Incremental Facility may be guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (B) each Incremental Facility shall either be (x) secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (y) secured by a Lien on the Collateral that is junior to the Liens securing the Obligations or (z) unsecured or secured solely by assets that do not constitute Collateral and (C) each Incremental Facility shall either rank pari passu with or junior to the Obligations in right of payment.

(ix)    any Incremental Term Facility may provide for the ability to participate (A) a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans, in each case, made pursuant to Section 2.10 and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required hereunder,

(x)    subject to Section 1.4(d), (A) no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility  and (B) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the date of effectiveness of such Incremental Facility (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date,

(xi)    except as otherwise required or permitted in clauses (i) through (x) above and except in the case of any increase in the principal amount of Loans of any existing Class, all other terms of any Incremental Facility shall be as agreed between such Borrower and the Lenders providing such Incremental Facility; provided that, to the extent such terms are not consistent with the terms in respect of the applicable Facility, they shall be not materially more restrictive (as determined by such Borrower in good faith), when taken as a whole, than those under such applicable Facility (except for covenants or other provisions (x) applicable only to periods after the Latest Maturity Date, (y) that are also added for the benefit of each applicable Facility or (z) that are reasonably satisfactory to the Administrative Agent); provided that, in the case of clauses (w), (y) and (z), if any financial maintenance covenant for the benefit of any Incremental Facility is added or is more restrictive than the financial maintenance covenant then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility,

(xii)    the terms in respect of any Incremental Facility constituting an increase in the principal amount of an existing Class shall be the same as the terms of such existing Class;

(xiii)    the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the applicable Borrowers and their Subsidiaries (including permitted Restricted Payments, Investments, permitted acquisitions, Restricted Debt Payments) and any other purpose not prohibited by the terms of the Loan Documents, and

(xiv)    on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.14, such Incremental Term Loans shall be added to each borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period.

(b)    Incremental Commitments may be provided by any existing Lender or by any other Assignee (any such other Assignee being called an “Additional Lender”); provided that the Administrative Agent, Issuing Banks and the Swingline Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.6(c) for an assignment of Loans to such Additional Lender.

(c)    Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and such Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental

Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)    As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender and (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans.

(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Company and/or such Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.25 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and such Borrower in connection with the establishment of such Classes or sub-Classes, in each case on terms consistent with this Section 2.25 (including with respect to (i) establishing Incremental Revolving Commitments denominated in a foreign currency, (ii) the incorporation of customary agency provisions of the Administrative Agent required for the administration of a revolving credit facility, letter of credit facility and/or swing line loan facility established pursuant to any Class of Incremental Revolving Commitments (including provisions with respect to the inclusion of a customary base rate option for Borrowings under such revolving credit facility), (iii) the appointment of a letter of credit issuer and/or swing line lender pursuant to any Class of Incremental Revolving Commitments, (iv) the appointment of one or more a Subsidiary Guarantors as a Borrower in respect of such Incremental Facility and/or (v) providing that any or all of the Financial Covenants may apply with respect to any Incremental Term Facility in the form of term “a” loans to the extent required by the lenders providing such Incremental Term Facility (including, for the avoidance of doubt, applicable amendments to Section 8 and Section 10.1(c)(i)).

(f)    Notwithstanding anything to the contrary in this Section 2.25 (including Section 2.25(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Term Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(g)    This Section 2.25 shall supersede any provision in Section 2.17 or 10.1 to the contrary.

(h)    Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.25:

(i)    if such Incremental Revolving Facility establishes Revolving Commitments of the same Class as any then-existing Class of Revolving Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Lender under such Incremental Revolving Facility, and each relevant Lender under such Incremental Revolving Facility will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Lender’s under such Incremental Revolving Facility) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.25) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments of such Class (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.25); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)    if such Incremental Revolving Facility establishes Revolving Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the maturity date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with any then-existing Revolving Facility, (2) all Swingline Loans and/or Letters of Credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the applicable Borrowers shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later maturity date than such Revolving Facility or (II) with the proceeds of Indebtedness refinancing such Revolving Facility.

2.26.    [Reserved].

2.27.    Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender (a “Defaulting Revolving Lender”), then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Revolving Lender:

(a)    commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Revolving Lender pursuant to Section 2.6;

(b)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Revolving Lender, then:

(i)     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Revolving Lender (other than, in the case of a Defaulting Revolving Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term)  shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Aggregate Exposure Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Revolving Lender, cause such non-Defaulting Revolving Lender’s Aggregate Exposure to exceed its Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only any Borrower’s obligations corresponding to such Defaulting Revolving Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(j) for so long as such LC Exposure is outstanding;

(iii)    if and so long as a Borrower cash collateralizes any portion of such Defaulting Revolving Lender’s LC Exposure pursuant to clause (ii) above, then such Borrower shall not be required to pay any fees to such Defaulting Revolving Lender pursuant to Section 2.13(l) with respect to such Defaulting Revolving Lender’s LC Exposure during the period such Defaulting Revolving Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6 and Section 2.13(l) shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Revolving Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.13(l) with respect to such Defaulting Revolving Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(c)    so long as such Lender is a Defaulting Revolving Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Revolving Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Revolving Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.27(b), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.27(b)(i) (and such Defaulting Revolving Lender shall not participate therein); and

(d)    the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Revolving Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and

(e)    any amount payable to such Defaulting Revolving Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Revolving Lender pursuant to Section 10.7 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Revolving Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the applicable Borrower(s) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Revolving Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Revolving Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, to cash collateralize LC Exposure with respect to such Defaulting Revolving Lender in accordance with this Section, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Revolving Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, unless such Defaulting Revolving Lender has no remaining unutilized Revolving Commitment, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Revolving Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Revolving Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement or under any other Loan Document, (vii) seventh, to the payment of any amounts owing to the applicable Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Revolving Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations as to which a Defaulting Revolving Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.3 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Revolving Lenders that are not Defaulting Revolving Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Revolving Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Revolving Lender.

In the event that each of the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank agrees that a Defaulting Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Revolving Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrowers (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.27. The provisions of this Section 2.27 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lender, the Issuing Banks, the Borrowers and any Defaulting Revolving Lenders.

Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from such Lender becoming a Defaulting Revolving Lender, including any claim of a non-Defaulting Revolving Lender as a result of such non-Defaulting Revolving Lender’s increased exposure following such reallocation.

2.28.    Refinancing Facilities.

(a)    On one or more occasions after the Closing Date, the applicable Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor (other than an Ineligible Institution) that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.28 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent, the Swingline Lender and each Issuing Bank, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 10.6(c) for an assignment of Revolving Commitments or Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the applicable Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments, or Other Revolving Loans; provided that notwithstanding anything to the contrary in this Section 2.28 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Loans, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments in respect of Revolving Loans, except that the Company shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.28(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to  reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and  make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.1 (without the consent of the Required Lenders called for therein) and  effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)    This Section 2.28 shall supersede any provisions in Section 2.17 or  10.1 to the contrary.

Section 3. [RESERVED]

Section 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company and, as to itself, each other Borrower each hereby represent and warrant to the Administrative Agent and each Lender, that:

4.1.    Financial Condition. The financial statements of the Company delivered to the Arrangers prior to the Closing Date and the financial statements of the Company delivered pursuant to Section 6.1 present fairly in all material respects the financial condition of the Company as at the date referenced therein, and the combined results of its operations and its combined cash flows for the applicable periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2.    No Change. Since December 31, 2024, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.3.    Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (a) (except with respect to any Borrower), (b), (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.    Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date or (ii) where the failure to obtain such consent or authorization, or failure to file or provide notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries or (b) any other Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent, in this clause (b), such violation would not reasonably be expected to have a Material Adverse Effect.

4.6.    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7.    No Default.

(a)    Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

4.8.    Ownership of Property. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property and rights, except where such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9.    Intellectual Property. The Company and each of its Subsidiaries owns, or has a license or right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, and no claim has been asserted and is pending, or, to the knowledge of the Company, threatened in writing, by any Person challenging or questioning the use of any such Intellectual Property or the validity of any such Intellectual Property owned by the Company or any of its Subsidiaries, nor does the Company know of any valid basis for any such claim, except, in each of the foregoing cases, as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no use of Intellectual Property by the Company and its Subsidiaries infringes, misappropriates or otherwise violates the valid and enforceable Intellectual Property rights of any Person, except where such use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.10.    Taxes. Except as would not be expected to result in a Material Adverse Effect, each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other tax returns that are required to be filed and has paid all Taxes (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be).

4.11.    Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.12.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

4.13.    ERISA. During the five-year period prior to the date on which this representation is made, except as would not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, (b) each Single Employer Plan has complied with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan under Section 4041(c) of ERISA has occurred, and (d) no Lien in favor of the PBGC or a Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect to the Loan Parties, no such Multiemployer Plan is Insolvent.

4.14.    Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15.    Subsidiaries. Schedule 4.15 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Company or any Subsidiary, in each case, on the Closing Date.

4.16.    Use of Proceeds. The proceeds of the Revolving Loans shall be used to finance the working capital needs, capital expenditures and general corporate purposes of the Company and its Subsidiaries or for any other purpose not prohibited under this Agreement.  The proceeds of the Swingline Loans and the Letters of Credit shall be used for general corporate purposes or for any other purpose not prohibited under this Agreement.

4.17.    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and real properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern under circumstances that constitute a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(b)    neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) nor does the Company have Knowledge of any such threatened notice;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would be reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or, to the knowledge of the Company, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders or administrative orders or other orders in effect under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or threatened release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

(f)    the Company and the Subsidiaries are, and have in the last five years been in compliance, with all applicable Environmental Laws.

4.18.    Accuracy of Information, etc..

(a)    (i) Written factual information, other than the Projections, forward-looking statements, estimates and information of a general economic or industry specific nature (the “Information”), that has been made available to the Administrative Agent or the Arrangers in connection with the transactions contemplated by this Agreement, concerning the Company, its Subsidiaries and the transactions contemplated by this Agreement, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

(b)    As of the Closing Date, to the best Knowledge of the Company, the information included in the Beneficial Ownership Certification and any Declaration of Beneficiaries and Controlling Parties provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

4.19.    Security Documents.

(a)    The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, when the Administrative Agent (or its designee or agent) obtains control of stock certificates representing such Pledged Stock, in the case of the other Collateral described in the Collateral Agreement (other than any Intellectual Property constituting Collateral), when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), and, in the case of Intellectual Property constituting

Collateral, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the appropriate offices and, to the extent UCC filings are insufficient under applicable Law to perfect the security interest therein appropriate filings have been filed with the United States Patent and Trademark Office or United States Copyright Office, as applicable, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, Liens permitted by Section 7.3).

(b)    [reserved].

(c)    Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed or recorded in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries having a value, in the reasonable opinion of the Company, in excess of $10,000,000.

4.20.    Solvency. As of the Closing Date, each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

4.21.    Anti-Corruption Laws; Sanctions and Patriot Act. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the Knowledge of the Company, its directors, officers, employees and agents, acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the Knowledge of the Company, any of the Company’s directors, officers or employees, or (b) to the Knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, direct or, to any Borrower’s Knowledge, indirect use of proceeds, or other transaction by any Borrower contemplated by this Agreement will violate the Patriot Act, Anti-Corruption Laws or applicable Sanctions.

4.22.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5. CONDITIONS PRECEDENT

5.1.    [Reserved].

5.2.    Conditions to the Closing Date. The agreement of each Lender to make extensions of credit hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a)    Loan Documents and Certificates. The Administrative Agent shall have received the following, each dated the Closing Date:

(i)    counterparts of this Agreement executed by each of the Lenders and a Responsible Officer of the Company and Remitly;

(ii)    the Guarantee Agreement, executed and delivered by each Loan Party and the Administrative Agent;

(iii)    the Collateral Agreement, executed and delivered by each Loan Party, the Administrative Agent and the Collateral Agent; and

(iv)    (A) a certificate of a Responsible Officer of the Company certifying satisfaction of the conditions set forth in Sections 5.2(f), (j) and (k) and (B) a certificate of each Loan Party, dated as of the Closing Date, executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (I) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the entry into the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (II) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date, (III) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party (or articles of association or other equivalent thereof) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (IV) attach a recent good standing certificate (or the equivalent in the jurisdiction of organization of such Loan Party) with respect to such Loan Party.

(b)    Legal Opinion. The Administrative Agent shall have received the executed legal opinions, each in a form reasonably acceptable to the Administrative Agent of (i) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties and (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the applicable Loan Parties.

(c)    KYC. (A) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (B) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrowers at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).

(d)    Fees. The Administrative Agent shall have received all fees, interest and other amounts due and payable as of the Closing Date to the Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters (including the Fee Letter) executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least three business days prior to the Closing.

(e)    Historical Financial Statements.  The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income (loss), convertible preferred shares and shareholder equity and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income (loss), convertible preferred shares and shareholder equity and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date if such period is one of the first three fiscal quarters of a fiscal year.

(f)    Material Adverse Effect.  Since December 31, 2024, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)    Collateral. Except to the extent set forth in Section 6.12, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Loan Documents) in the Collateral shall have been delivered by the Loan Parties.

(h)    Payoff Letter. Prior to or substantially concurrently with the Closing Date, the Existing Credit Agreement Refinancing shall occur, and the Administrative Agent shall have received customary evidence thereof.

(i)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate dated as of the Closing Date in substantially the form of Exhibit E from a Responsible Officer of the Company (or, at the option of the Borrower, a third party opinion as to the solvency of the Borrowers and their subsidiaries on a consolidated basis issued by a nationally recognized firm).

(j)    Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date.

(k)    No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date.

5.3.    Conditions to Extensions of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by any Borrower of Revolving Loans and each issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

Section 6. AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1.    Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness permitted to be incurred under Section 7.2 that is scheduled to occur within one year from the time such audit report is delivered, (ii) any actual or potential inability to satisfy the Financial Covenant or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)    as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter of any fiscal year), the unaudited consolidated or combined, as applicable, balance sheet of the Company and its consolidated or combined, as applicable, subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated or combined, as applicable, statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its subsidiaries (subject to normal year-end audit adjustments).

All such financial statements shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Financial statements and reports required to be delivered pursuant to this Section 6.1 and Section 6.2(d) shall be deemed to have been delivered on the date on which (a) such financial statements or reports have been included in the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or on the Company’s website or (b) the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statement or report has been posted at another relevant website identified in such notice and accessible by the Lenders without charge.

6.2.    Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a)    simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(b)    within five (5) Business Days of the date that any financial statements are required to be delivered pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;

(c)    [reserved];

(d)    promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e)    promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” regulations and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(f)    promptly, such additional financial information as any Lender (through the Administrative Agent) may from time to time reasonably request.

6.3.    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.4.    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of each of clause (i) (other than with respect to the existence of the Borrowers) and (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) comply with all Contractual Obligations and Requirements of Law (including the Outbound Investment Rules) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and apply policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5.    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business and (c) if any portion of any improved Mortgaged Property is at any time located in an area identified as a special flood hazard area with respect to which flood insurance has been made available under the Flood Laws, then the Borrowers shall, or shall cause the applicable Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and (ii) deliver to the Administrative evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6.    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in conformity in all material respects with GAAP and (b) permit representatives of the Administrative Agent (which, following the occurrence and during the continuance of an Event of Default, may be accompanied by representatives of any Lender), upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, no more than one such visit shall be made per year.

6.7.    Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default upon obtaining Knowledge thereof;

(b)    any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c)    the following events, as soon as possible and in any event within 30 days after the Company has Knowledge: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; provided, that in each case of clauses (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect; and

(d)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8.    Environmental Laws.  Comply with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.9.    Additional Collateral, etc..

(a)    With respect to any property or rights acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (and, in any event within 60 days following such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions as the Administrative Agent or Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code or other applicable financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(b)    With respect to (i) any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) and (ii) any real property listed in part (b) of Schedule 1.1B that becomes a Mortgaged Property pursuant to the definition thereof, promptly (and in any event within 90 days following such acquisition or such real property becoming a Mortgaged Property) deliver the documents required for Mortgaged Properties pursuant to Section 6.11. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, thirty (30) days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance.

(c)    With respect to any new Subsidiary (other than any Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary (to the extent not a Loan Party)), promptly (and, in any event within 60 days after the acquisition or formation thereof or the cessation to be an Excluded Subsidiary) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be required or the Administrative Agent reasonably requests to perfect the Collateral Agent’s security interest therein, (iii) cause such new Subsidiary to become a party to the Guarantee Agreement and the Collateral Agreement and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d)    With respect to any new CFC or CFC Holding Company (other than any Excluded Foreign Subsidiary (as defined in the Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any other Loan Party, promptly (and, in any event within 60 days after the creation or acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary that is a CFC or a CFC Holding Company be required to be so pledged); provided, further, that no Loan Party shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein and (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e)    In addition, within 60 days of the Closing Date, the Company shall deliver to the Administrative Agent and the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or mortgagee and loss payee (in accordance with customary practice in the jurisdiction where the applicable insurance policy is maintained) under the insurance policies of the Company and its Subsidiaries in accordance with the Collateral Agreement.

(f)    For the avoidance of doubt, references in this Section 6.9 to any asset, property, right or Capital Stock of any Subsidiary created or acquired after the Closing Date do not include Excluded Assets (as defined in the Collateral Agreement).

(g)    The Administrative Agent shall have the right to extend any of the time periods set forth in this Section 6.9 in its reasonable discretion.

(h)    Notwithstanding anything to the contrary in any Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) or pursuant to any applicable real estate records in the United States with respect to any Mortgaged Property or any fixture relating to any Mortgaged Property, (y) any filing in the United Stated Copyright Office or the United States Patent and Trademark Office with respect to intellectual property or (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Company and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of $5,000,000, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account, (C) to take any action in or required by a jurisdiction other than the United States or with respect to any asset located or titled outside of the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any jurisdiction other than a state in the United States).

6.10.    Designation of Subsidiaries. The Company may at any time designate any Subsidiary (other than Remitly) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.10 are satisfied; provided that:

(a)    both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)    in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.10; and

(c)    in no event shall any Subsidiary be designated an Unrestricted Subsidiary if such Subsidiary or any subsidiary of such Subsidiary owns (i) any Equity Interest of any Borrower or any Subsidiary or (ii) any Material IP.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Company). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

6.11.    Post-Closing Real Estate Deliverables. No later than 120 days after the Closing Date (or such later date selected by the Administrative Agent in its reasonable discretion) the Company shall cause to be delivered to the Administrative Agent and the Collateral Agent:

(a)    Mortgages. A Mortgage encumbering each Mortgaged Property listed on Schedule 1.1B in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(b)    Title Insurance Policies. With respect to each Mortgage,  a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property determined in the reasonable opinion of the Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (x) to the extent necessary, include such co-insurance and reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (z) contain no exceptions to title other than Liens permitted pursuant to Section 7.3;  evidence reasonably acceptable to the Collateral Agent of payment by applicable Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and  such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;

(c)    Surveys. A survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Collateral Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Collateral Agent, and the Title Company, which certification shall be reasonably acceptable to the Collateral Agent and (d) in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policies and endorsements provided, however, that a new survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” is delivered to the Collateral Agent and the Title Company and (y) the Title Policy for such Mortgaged Property does not contain the standard survey exception and includes customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);

(d)    Opinions. Favorable written opinions, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Collateral Agent;

(e)    Flood Insurance. (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Collateral Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Collateral Agent, Agent and otherwise in compliance with the Flood Laws and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Collateral Agent (provided that, notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Mortgaged Property listed on Schedule 1.1B until the date that is (a) if such real property is not located in a “special flood hazard area”, thirty (30) days or (b) if such real property is located in a “special flood hazard area”, one hundred twenty (120) days, after the Collateral Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance); and

6.12.    Post-Closing Obligations. The Company and each applicable Loan Party shall comply with each requirement set forth on Schedule 6.12 on or before the date specified for such requirement (or such later date as the Administrative Agent may agree in its reasonable discretion); provided that this Section 6.12 shall be deemed to qualify the representations, warranties, covenants and other agreements in the Loan Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth on Schedule 6.12 prior to the time by which such actions are required to be taken.

6.13.    Holding Company Reorganization. The Company at any time may consummate a Holding Company Reorganization, provided that (i) immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing, (ii) the Company shall cause the Holding Company to (A) become a party to the Guarantee Agreement as a Guarantor, (B) deliver to the Administrative Agent any certificates representing the Collateral consisting of all Capital Stock owned by the Holding Company (other than Excluded Assets) and such joinder agreements, amendments and supplements to the applicable Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Credit Parties, a Lien on all Collateral owned by the Holding Company (other than Excluded Assets) and take all such actions necessary to cause such Lien to be duly perfected to the extent required by the Security Documents and (C) expressly assume all obligations of the Company under this Agreement and the other Loan Documents pursuant to supplements hereto and thereto or other documents or instruments, in each case in form and substance reasonably satisfactory to the Administrative Agent, and shall take all actions as may be required to preserve the enforceability of the Loan Documents, (iii) each Guarantor shall have confirmed in writing that its Guarantee shall apply to the Obligations of the Borrowers notwithstanding the occurrence of the Holding Company Reorganization, (iv) the Administrative Agent shall have received such officers’ certificates and opinions of counsel as it may reasonably request in connection with such transaction, (v) the direct or indirect holders of the Capital Stock of the Holding Company immediately following such Holding Company Reorganization are substantially the same as the holders of the Company’s Capital Stock immediately prior to such Holding Company Reorganization, (vi) the revised organizational structure of the Holding Company, the Company and the Subsidiaries shall be reasonably satisfactory to Administrative Agent and (vii) the Administrative Agent and each Lender shall receive all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 7. NEGATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, any Commitment remains in effect or any Letter of Credit remains outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.    Financial Covenant. Permit the Total Net Leverage Ratio as at the last day of any Test Period to exceed 4.50 to 1.00, commencing with the Test Period for which the last fiscal quarter is the first fiscal quarter ending after the Closing Date; provided that the Borrowers shall be permitted, solely in connection with a Qualified Acquisition, to elect to increase such maximum Total Net Leverage Ratio by 0.50:1.00 (to 5.00:1.00) for the fiscal quarter during which such Qualified Acquisition is consummated and for the three (3) fiscal quarters immediately thereafter (such period of four consecutive fiscal quarters, the “Total Net Leverage Ratio Step Up Period”); provided that (i) the maximum Total Net Leverage Ratio shall revert to 4.50:1.00 at the end of such Total Net Leverage Ratio Step Up Period, (ii) subsequent to any Total Net Leverage Ratio Step Up Period, the Borrowers may not designate another acquisition as a Qualified Acquisition unless the maximum Total Net Leverage Ratio required to be maintained pursuant to this Section 7.1 has been 4.50:1.00 for at least one (1) full fiscal quarter and (iii) there shall only be two (2) Total Net Leverage Ratio Step Up Periods during the term of this Agreement.

7.2.    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company; provided that any Indebtedness of any Subsidiary that is not a Loan Party to the Company or to any of its Subsidiaries that are Loan Parties is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));

(c)    Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed, to the extent in excess of $5,000,000 on Schedule 7.2(c) and any Permitted Refinancing in respect thereof;

(d)    Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed the greater of (x) $53,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period;

(e)    Hedge Agreements as long as such agreements are not entered into for speculative purposes;

(f)    (i) Incremental Equivalent Debt; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (i) by Subsidiaries that are not Loan Parties, together with the aggregate amount of Incurred Acquisition Debt and Ratio Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $44,250,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(g)    (i) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (g)) which when incurred does not exceed the greater of (x) $71,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;

(h)    Capital Lease Obligations arising from Permitted Sale/Leasebacks;

(i)    (i) Indebtedness of the Company or any Subsidiary (“Ratio Debt”) in an aggregate principal amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that  the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Ratio Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v)) as applicable, shall apply mutatis mutandis as if such Ratio Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (i), together with the aggregate amount of Incurred Acquisition Debt and Incremental Equivalent Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $44,250,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(j)    Indebtedness in respect of Cash Management Obligations, or guarantees thereof, including the guarantee set forth in the Guarantee Agreement;

(k)    (i) additional Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed the greater of (x) $44,250,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(l)    Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary; provided that any guarantee by any Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));

(m)    (i) Indebtedness incurred in connection with any acquisition or other Investment permitted hereunder (“Incurred Acquisition Debt”) in an amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that  the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Incurred Acquisition Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v)), as applicable shall apply mutatis mutandis as if such Incurred Acquisition Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (m), together with the aggregate amount of Ratio Debt and Incremental Equivalent Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $44,250,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(n)    Indebtedness under a Permitted Receivables Financing;

(o)    to the extent constituting Indebtedness, obligations (including reimbursement obligations with respect to guaranties, letters of credit or other similar obligations) in respect of tenders, statutory obligations, leases, governmental contracts, stay, performance bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature issued for the account of, or provided by, the Company and its Subsidiaries in the ordinary course of business;

(p)    Indebtedness incurred by a Special Purpose Finance Subsidiary;

(q)    Credit Agreement Refinancing Indebtedness (including successive Permitted Refinancings thereof) and Guarantee Obligations by the Guarantors in respect thereof;

(r)    Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations incurred by the Company or its Subsidiaries in connection with any acquisition or Disposition in each case permitted by this Agreement;

(s)    Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with any acquisition or other Investment in each case permitted under Section 7.7 (other than Section 7.7(cc));

(t)    Indebtedness of a Person which becomes a Subsidiary or is merged into any Subsidiary after the Closing Date in each case to the extent such acquisition or merger is permitted under this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Subsidiary, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary, (iii) such Indebtedness is not guaranteed in any respect by or secured by the assets of the Company or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iv) immediately after giving effect to the acquisition of or merger with such Person by such Subsidiary, no Event of Default shall have occurred and be continuing;

(u)    Indebtedness incurred by the Company or its Subsidiaries in respect of banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, in each case in the ordinary course of business or consistent with past practice;

(v)    Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements or (iv) obligations owing under supply, customer, distribution, license, lease or similar agreements, in each case with respect to clauses (i) through (iv), entered into in the ordinary course of business;

(w)    Indebtedness supported by a letter of credit issued by any Person (other than the Company or any of its Affiliates) for the account of the Company or any of its Subsidiaries pursuant to another clause of this Section 7.2, the availability of which is subject to a stated quantum in a principal amount not in excess of the stated amount of such letter of credit;

(x)    Indebtedness related to any letter of credit issued in the ordinary course of business or created by or for the account of the Company or any of its Subsidiaries, in an aggregate principal amount not in excess of the greater of (x) $35,500,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period;

(y)    Indebtedness incurred in the ordinary course of business or consistent with past practice under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company and its Subsidiaries with respect to any such Indebtedness;

(z)    Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(aa) Indebtedness (other than debt for borrowed money) of the Company and/or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business or consistent with past practice;

(bb) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business or consistent with past practice;

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8(g);

(dd) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business;

(ee) [reserved];

(ff) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Company or any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(gg) all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.2; and

(hh) Indebtedness consisting of Customer Guarantees to the extent permitted pursuant to Section 7.7(k) or Section 7.7(mm); provided that, notwithstanding anything in this Agreement to the contrary, Indebtedness consisting of Customer Guarantees may only be incurred pursuant to this Section 7.2(hh).

7.3.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside of the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b)    statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, governmental contracts, customs, stay, surety and appeal bonds, performance and/or return of money bonds and completion guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions and other similar encumbrances that are or would be reflected on a survey or by inspection of any real property or that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;

(f)    (i) Liens in existence on the Closing Date, to the extent the obligations secured by such Liens are in excess of $5,000,000, listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(c) or other obligations not prohibited hereunder and (ii) Liens replacing the Liens set forth on Schedule 7.3(f) securing a refinancing, refunding, renewal or extension of Indebtedness that is permitted pursuant to Section 7.2(c) or such other obligations; provided that such Lien shall not encumber any additional property after the Closing Date unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien encumbering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and that the amount of Indebtedness or such other obligation secured thereby is not increased;

(g)    Liens on the Collateral to secure Indebtedness permitted under Sections 7.2(i) or 7.2(m); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(h)    Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;

(i)    Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(d)) and (ii) the amount of Indebtedness secured thereby is not increased;

(j)    Liens created pursuant to the Security Documents;

(k)    Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings, settlements or judgments; provided that (i) such Liens would not result in the occurrence of an Event of Default hereunder and (ii) such Liens are being contested in good faith by appropriate proceedings;

(l)    Liens consisting of any  interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license, sublicense or similar arrangement of real estate or other property (including Intellectual Property) permitted hereunder,  landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement,  restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject,  subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or  deposit of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary in the ordinary course of business or consistent with past practice to secure the performance of obligations under the terms of the lease for such premises;

(m)    Liens on assets subject to a Permitted Receivables Financing securing such Permitted Receivables Financing;

(n)    additional Liens so long as the aggregate outstanding principal amount of the obligations secured thereby at the time such Lien is incurred does not exceed the greater of (x) $71,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period; provided that if any such Liens encumber Collateral, such Liens shall be junior to the Liens securing the Obligations and an Other Debt Representative acting on behalf of the holders of such obligations shall have become a party to a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(o)    Liens on the Collateral securing Incremental Equivalent Debt; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness by secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(p)    Liens on cash, Cash Equivalents, deposit accounts and similar items of Subsidiaries that are not Loan Parties securing Cash Management Obligations of Subsidiaries that are not Loan Parties, and guarantees by any Subsidiary that is not a Loan Party of such Cash Management Obligations of other Subsidiaries that are not Loan Parties or such similar obligations of other Subsidiaries that are not Loan Parties;

(q)    Liens on assets of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Subsidiaries that are not Loan Parties permitted pursuant to Section 7.2 (or not prohibited under this Agreement);

(r)    Liens on Company Stock;

(s)    Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary;

(t)    matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties;

(u)    Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect thereof, and any Guarantee Obligations by the Guarantors in respect thereof; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);

(v)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w)    Liens (i) on cash or Cash Equivalents advanced in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 (or, to dispose of any property in a transaction not constituting a Disposition hereunder to the extent such transaction is otherwise permitted under this Agreement);

(x)    Liens on property or assets acquired by a Loan Party or on property or assets of any Person which becomes a Subsidiary of a Loan Party, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(y)    Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(z)    (i) Liens on the Capital Stock of a Joint Venture securing obligations of such Joint Venture that are otherwise permitted under this Agreement and (ii) customary options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture under its joint venture agreement;

(aa) (i) deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted hereunder;

(bb) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Company and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Company and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business,  Liens encumbering reasonable customary initial deposits and margin deposits,  bankers Liens and rights and remedies as to deposit accounts or similar accounts,  Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business,  Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and  Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(cc) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(dd) Liens in connection with a Permitted Sale/Leaseback; provided that any such Lien shall encumber only the property interest subject to such Permitted Sale/Leaseback; and

(ee) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Company and/or its Subsidiaries;

(ff) Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 7.7 arising out of such repurchase transaction;

(gg) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 7.2(o) and (u);

(hh) Liens arising  out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or  by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(ii)    Liens  in favor of any Loan Party and/or  granted by any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2 or Section 7.7 or securing other intercompany obligations not prohibited hereunder;

(jj) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(kk) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(ll) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(mm) receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds;

(nn) Liens on property or assets of Subsidiaries that are not Loan Parties securing Indebtedness of Subsidiaries that are not Loan Parties incurred pursuant to Section 7.2(k);

(oo)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company or any Subsidiary in the ordinary course of business; and

(pp) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any acquisition or other similar Investment permitted hereunder.

7.4.    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its property or business, except that:

(a)    (i) any Subsidiary of the Company (other than Remitly) may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any other Subsidiary of the Company; provided that if any such transaction is between a Guarantor and a Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving entity and (ii) Remitly may be merged or consolidated with or into any other Subsidiary; provided that Remitly shall be the continuing or surviving entity.

(b)    (i) any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Loan Party, (ii) any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Company or any Subsidiary and (iii) any Subsidiary of the Company may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company;

(c)    any Subsidiary (other than Remitly) may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary); and

(d)    the Company may consummate a Holding Company Reorganization.

7.5.    Disposition of Property. Dispose of any of its property or rights, whether now owned or hereafter acquired, except:

(a)    the Disposition of unnecessary, obsolete or worn out property ;

(b)    the sale of inventory or goods held for sale in the ordinary course of business;

(c)    Dispositions permitted by Section 7.4(b), and Dispositions to effect Restricted Payments and Investments permitted pursuant to Section 7.6 (other than Section 7.6(h)) or 7.7 (other than Section 7.7(y) and (cc)), respectively; provided that no Subsidiary may make a Disposition of any Material IP to any Unrestricted Subsidiary pursuant to this Section 7.5(c) unless such Disposition is to effect an Investment permitted pursuant to Section 7.7(bb);

(d)    non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;

(e)    any Permitted Receivables Financing;

(f)    Dispositions listed and described, to the extent in excess of $5,000,000, on Schedule 7.5 as in effect on the Closing Date;

(g)    any Disposition of assets (i) from one Loan Party to another Loan Party, (ii) from a Subsidiary to a Loan Party or (iii) from one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)    the Disposition of other property not described in clauses (a)-(g) above or (i)-(ff) below for not less than fair market value as long as at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of not more than the greater of $26,500,000 and 15% of Consolidated EBITDA for the most recently ended Test Period) (provided that for purposes of such minimum cash/cash equivalent requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Company or any Subsidiary) of the Company or any Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Company) that are (i) assumed by the transferee of any such assets and for which the Company and/or its applicable Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any securities or other obligations or assets received by the Company or any Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $17,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, shall be deemed cash for purposes hereof);

(i)    the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party or Joint Venture or the assets of any Subsidiary that is not a Loan Party or Joint Venture to the Company or a Subsidiary of the Company;

(j)    Dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;

(k)    the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;

(l)    Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangement between joint venture or similar parties set forth in the relevant joint venture arrangements or similar binding agreements;

(m)    the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;

(n)    the sale by the Company and its Subsidiaries of bills of exchange of the Company and its Subsidiaries;

(o)    Dispositions of non-core assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or other Investment permitted hereunder or (y) which are being held for sale and not for the continued operation of the Company or any of its Subsidiaries or any of their respective businesses;

(p)    any other Disposition; provided that the aggregate fair market value of all Dispositions pursuant to this Section 7.5(p) does not exceed the greater of (x) $44,250,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period;

(q)    the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Subsidiary that is not a Loan Party that is a European holding company;

(r)    Dispositions of Company Stock;

(s)    exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Company in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Borrowers and their Subsidiaries as a whole, as determined in good faith by the Company; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(t)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (which, for the avoidance of doubt, shall exclude receivable financing);

(u)    Transfers of property subject to a casualty event and Dispositions constituting expropriations or takings by a Governmental Authority;

(v)    the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(w)    Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any fiscal year, the greater of $44,250,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, which amount if not used in the fiscal year for which it is permitted may be carried forward to the immediately succeeding two fiscal years;

(x)    Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;

(y)    Dispositions, abandonments, cancellations or lapses of Intellectual Property or other Intellectual Property rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or consistent with past practice or which, in the good faith determination of the Company, are not necessary to the conduct of the business of the Company or its Subsidiaries or are obsolete, no longer economical to maintain or otherwise not material in the conduct of business of the Company or any of its Subsidiaries;

(z)    the expiration of any Intellectual Property in accordance with any statutory term that is not subject to renewal;

(aa) Dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries;

(bb) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(cc) [reserved];

(dd) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(ee) any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law; and

(ff) any netting arrangement of accounts receivable between or among the Company and its Subsidiaries or among Subsidiaries of the Company made in the ordinary course of business.

Simultaneously with any transfer described in Section 7.5 (to the extent such transfer is to a Person that is not a Loan Party) of this Agreement, the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed will be automatically released and the Administrative Agent and the Collateral Agent shall take any action reasonably requested in writing by the Company to evidence such release.

7.6.    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock (but excluding any of the foregoing with respect to any debt security that is convertible into, or exchangeable for, Capital Stock) of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;

(b)    so long as no Event of Default shall have occurred and be continuing, the Company may purchase the Company’s common stock held by any Permitted Payee upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this paragraph (b) in any fiscal year shall not exceed the lesser of (i) $10,000,000 and (y) the sum of $5,000,000 plus the amount of Restricted Payments permitted to be made pursuant to this paragraph (b) in any previous fiscal year but not so made as a Restricted Payment pursuant to this paragraph (b) in any previous fiscal year;

(c)    the Company may make Restricted Payments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of incurrence thereof on a Pro Forma Basis would be less than 3.00 to 1.00 (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter); provided that no Event of Default shall have occurred and be continuing or would result therefrom);

(d)    the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company;

(e)    the Company may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that (x) with respect to the use of the portion of the Available Amount set forth in (a)(ii) of the definition thereof, no Event of Default shall have occurred and be continuing or would result therefrom and (y) with respect to the use of each other portion of the Available Amount, no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(f)    the Company may make additional Restricted Payments in an aggregate amount, together with the amount of Restricted Debt Payments made pursuant to Section 7.13(f), not to exceed the greater of $62,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period;

(g)    the Company may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with) (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(h)    to the extent constituting a Restricted Payment, the Company may consummate any transaction permitted by Section 7.5 (other than Sections 7.5(c)) and Section 7.7 (other than Section 7.7(y) and 7.7(cc));

(i)    the Company may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 7.6;

(j)    so long as no Event of Default has occurred and is continuing or would result therefrom, the company may make additional Restricted Payments in an aggregate amount not to exceed 7.00% of the Total Market Cap at the time such Restricted Payment is made;

(k)    the Company may make a distribution, by dividend or otherwise, of the Capital Stock of any Unrestricted Subsidiary (or a Subsidiary that owns one or more Unrestricted Subsidiaries; provided that such Subsidiary owns no assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof);

(l)    the Company may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 7.5 or any other transaction permitted hereunder;

(m)    the Company may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards; and

(n)    for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined, unitary or similar group for any federal, state, or local income tax purposes, the Company may pay any federal, state or local income taxes, or any franchise taxes imposed in lieu thereof, to any parent of any consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries or joint ventures in respect of any consolidated, combined, unitary or similar income tax return that includes the Company or any of its Subsidiaries or joint ventures to the extent attributable to the income of the Company and/or its Subsidiaries or joint ventures determined as if the Company and its Subsidiaries or joint ventures filed a consolidated, combined, unitary or similar return separately from any other members of the group.

7.7.    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit in the ordinary course of business or consistent with past practice;

(b)    investments in Cash Equivalents;

(c)    (i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business or consistent with past practice with respect to other obligations that do not constitute Indebtedness;

(d)    loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business or consistent with past practice (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed the greater of (x) $17,500,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(e)    Guarantee Obligations by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Guarantee Obligations, together with the aggregate amount of Investments by Loan Parties made pursuant to the proviso to Section 7.7(f) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q), shall not exceed the greater of (x) $177,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(f)    intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (f), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q), shall not exceed the greater of (x) $177,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(g)    Investments in Joint Ventures or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary or in any other Subsidiary that is not a Loan Party in an aggregate amount not to exceed in any fiscal year the greater of (x) $71,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Joint Ventures and Persons who become a Subsidiary as a result of such Investment or from such other Subsidiaries that are not Loan Parties; provided, that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the immediately succeeding fiscal year;

(h)    Investments in existence on the Closing Date listed, to the extent in excess of $5,000,000, on Schedule 7.7(h); provided that no such Investment is increased except as permitted by the other provisions of this Section 7.7;

(i)    each Finance Subsidiary may execute and deliver one or more promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the purchase price of Permitted Receivables Assets sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute Permitted Receivables Assets and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;

(j)    [reserved];

(k)    Investments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of incurrence thereof on a Pro Forma Basis would be less than 3.50 to 1.00 (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(l)    Investments by the Company and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (l); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(m)    non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;

(n)    Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(o)    Hedge Agreements entered into not for speculative purposes;

(p)    deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations;

(q)    additional Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) $88,500,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (q), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(f), shall not exceed the greater of (x) $177,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;

(r)    Investments held by a Person that is acquired and becomes a Subsidiary or of a Person merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and which acquisition, merger, amalgamation or consolidation is permitted in accordance with another provision of this Section 7.7, to the extent that such Investments held by such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s)    any Investments in a Joint Venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Joint Venture;

(t)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit) or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business or consistent with past practice;

(u)    Investments maintained in connection with any Loan Party’s deferred compensation plan in the ordinary course of business;

(v)    Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(w)    any Investments acquired by the Company or any of its Subsidiaries:

(i)    in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement or delinquent accounts and disputes with or judgments against, the issuer of such Investment or accounts receivable;

(ii)    as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(iii)    as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(iv)    in settlement of debts created in the ordinary course of business;

(x)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and works compensation, performance and similar deposits in each case entered into as a result of the operations of the business in the ordinary course;

(y)    Investments in notes receivables payable to the Company or any Subsidiary by the purchasers of assets purchased pursuant to Dispositions permitted in accordance with Section 7.5;

(z)    [reserved];

(aa) to the extent they constitute Investments, any letters of credit issued or created by the Company or its Subsidiaries pursuant to Sections 7.2(x) or 7.3(bb);

(bb) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed in any fiscal year the greater of (x) $71,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Unrestricted Subsidiaries; provided, that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the immediately succeeding fiscal year;

(cc) Investments consisting of (or resulting from) Indebtedness permitted under Section 7.2, Liens permitted under Section 7.3, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Restricted Debt Payments permitted by Section 7.13 and Dispositions permitted by Section 7.5 (other than Section 7.5(c));

(dd) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(ee) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness,  Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Company and/or its Subsidiaries, in each case, in the ordinary course of business or consistent with past practice and  Investments consisting of guarantees of any supplier’s obligations in respect of commodity contracts solely to the extent such commodities related to the materials or products to be purchased by the Company or any Subsidiary;

(ff) [reserved];

(gg) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(hh) Investments consisting of the licensing, sublicensing or contribution of any Intellectual Property or other Intellectual Property rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(ii)    contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of its Subsidiaries;

(jj) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 7.7 and any other pledges or deposits permitted by Section 7.3;

(kk) Term Loans repurchased by the Company or a Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement;

(ll) Guarantee Obligations of the Company or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and

(mm) Investments in the form of Customer Advances and/or Customer Guarantees; provided that (i) if the last day of the most recently ended Test Period is a Testing Date, then the increase in Aggregate Customer Outstandings between the most recent day that was not a Testing Date and such Testing Date shall not exceed the greater of (x) $354,000,000 and (y) 200% of Consolidated EBITDA for the most recently ended Test Period and (ii) notwithstanding anything in this Agreement to the contrary, Investments in the form of Customer Guarantees or Customer Advances may only be incurred pursuant to Section 7.7(k) and this Section 7.7(mm).

Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

Notwithstanding the foregoing, except with respect to the Company’s or any Subsidiary’s ability to non-exclusively license Intellectual Property to Unrestricted Subsidiaries in the ordinary course of business, no Investment constituting of or resulting from any transfer or other Disposition of any Material IP by the Company or any Subsidiary may be made to an Unrestricted Subsidiary, except pursuant to Section 7.7(bb).

7.8.    Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with any Affiliate involving aggregate payments or consideration in excess of $10,000,000; provided that the foregoing restriction shall not apply to:

(a)    [reserved];

(b)    transactions or agreements between the Company and/or its Subsidiaries;

(c)    transactions in effect on the Closing Date listed, to the extent in excess of $5,000,000, on Schedule 7.8 and any amendment, modification or extension to the agreements governing such transactions to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(d)    transactions that (a) are upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such transaction, such transaction is fair to the Company or such Subsidiary from a financial point of view;

(e)    any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Company or any Subsidiary;

(f)    (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Company or any of its Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(g)    Guarantees permitted by Section 7.2, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Investments permitted under Section 7.7 (other than Section 7.7(y) and Section 7.7(cc)) and Restricted Debt Payments permitted by Section 7.13);

(h)    (i) the formation of a joint venture or similar entity (and Investments permitted in connection therewith), which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning Capital Stock of, or otherwise controlling, such joint venture or similar entity and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Company or any Subsidiary;

(i)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Company and/or any of its Subsidiaries in the ordinary course of business;

(j)    any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Company from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Company or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(k)    (i) Investments by Affiliates in securities or other Indebtedness of the Company or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or other Indebtedness of the Company or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and the Subsidiaries, in each case, in accordance with the terms of such securities or other Indebtedness;

(l)    licenses or sublicenses by the Company or any of its Subsidiaries of Intellectual Property in the ordinary course of business; and

(m)    transactions undertaken in the ordinary course of business or consistent with past practice pursuant to membership in a purchasing consortium.

7.9.    Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary; provided that any such transaction shall be permitted so long as (i) such transaction is on an arm’s length basis and (ii) the resulting Indebtedness is permitted by Section 7.2; provided that no Event of Default shall have occurred and be continuing or would result therefrom and such sale/leaseback shall be for no less than the fair market value of such property at the time of such sale/leaseback as determined by the Company in good faith  (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that all Permitted Sale/Leasebacks shall be Dispositions and any Lien on or security interests in any such property created by the Loan Documents shall be automatically released upon consummation of such Permitted Sale/Leasebacks and the Collateral Agent shall take any action reasonably requested by the Company to evidence such release).

7.10.    Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 of each year; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Company, to reflect such change in fiscal year.

7.11.    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Excluded Subsidiaries (except to the extent any Subsidiary is an Excluded Subsidiary solely pursuant to clause (iii) of the definition thereof)) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock and other Excluded Assets) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:

(a)    this Agreement and the other Loan Documents;

(b)    any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing);

(c)    restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business or consistent with past practice (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(d)    customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement;

(e)    customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder;

(f)    customary restrictions in Intellectual Property license agreements;

(g)    any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(h)    restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements  relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” Company with respect thereto),  relating to such joint venture or its members and/or  otherwise entered into in the ordinary course of business;

(i)    restrictions on cash or other deposits permitted under Section 7.3 and/or 7.7 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits or net worth requirements exist;

(j)    restrictions  set forth in documents which exist on the Closing Date or  which are contemplated as of the Closing Date and, in the case of this clause (ii), to the extent the assets or property subject to such restriction are in excess of $5,000,000, set forth on Schedule 7.11;

(k)    restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(l)    restrictions with respect to any Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Subsidiary; provided that such agreement was not entered into in anticipation of such Subsidiary or such Unrestricted Subsidiary becoming a Subsidiary and any such restriction does not extend to any assets or property of the Company or any other Subsidiary other than the assets and property of such Subsidiary;

(m)    other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section 7.11; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.12.    Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

7.13.    Optional Payments and Modifications of Subordinated Indebtedness. (i) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness (collectively, “Restricted Debt Payments”), or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement, instrument or other document evidencing Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that is not in the reasonable judgment of the Company materially adverse to the Lenders); provided that so long as no Event of Default has occurred and is continuing, the Company may:

(a)    make regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;

(b)    refinance Subordinated Indebtedness with the Net Cash Proceeds of a Permitted Refinancing;

(c)    make payments of or in respect of Subordinated Indebtedness made solely with the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date;

(d)    (A) convert any Subordinated Indebtedness into Qualified Capital Stock and (B) to the extent constituting a Restricted Debt Payment, pay payment-in-kind interest with respect to any Indebtedness that is permitted under Section 7.2;

(e)    make Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(f)    make additional payments of or in respect of Subordinated Indebtedness; provided that the aggregate principal amount of such payments pursuant to this clause (f), together with the amount of Restricted Payments made pursuant to Section 7.6(f), may not exceed the greater of $62,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period;

(g)    make unlimited Restricted Debt Payments at any time the Total Net Leverage Ratio is equal to or less than 3.25 to 1.00 calculated on the date of incurrence thereof on a Pro Forma Basis after giving effect to such payment (it being understood and agreed that any fee, premium or expense paid or payable in connection with such payment shall not be subject to or included within the calculation of such amount); and

(h)    make payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment.

7.14.    Use of Proceeds. Request any Loan or Letter of Credit, or use, and the Company shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to the Company’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days (or in the case of any technical or administrative error, five Business Days) after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document required to be delivered pursuant to this Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, to the extent capable of being corrected, such inaccuracy is not corrected on or prior to 30 days from the earlier of (x) the first date a Responsible Officer of the Company has Knowledge of such inaccuracy and (y) the date on which the Company received notice thereof from the Administrative Agent or the Required Lenders of such misrepresentation; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (in each case with respect to legal existence of any Borrower and the Company only), Section 6.7(a), Section 6.12 or Section 7 of this Agreement; provided that notwithstanding this clause (c), (x) no breach or default by any Loan Party under Section 7.1 will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have declared all outstanding obligations under the Revolving Facility to be immediately due and payable and terminated the commitments under the Revolving Facility and have not rescinded such declaration and termination; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after receipt of notice thereof by the Company from the Administrative Agent or the Required Lenders; or

(e)    the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto or any interest on any such Indebtedness, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case of clauses (i) or (ii) the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate of $25,000,000 for the Company and its Subsidiaries; or

(f)    (i) the Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action under (A) any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, freeze order or other relief with respect to it or its debts, except for any such case, proceeding or action in connection with any liquidation or dissolution otherwise permitted pursuant to Section 7.4 of this Agreement or (B) the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could be expected to have a Material Adverse Effect; or

(h)    one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not covered by insurance as to which the relevant insurance company has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof (it being understood that, notwithstanding the definition of “Default,” no “Default” shall be triggered solely by the rendering of a judgment or judgments prior to the lapse of such 60-day period so long as such judgments are capable of satisfaction by payment at any time); or

(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby on a material portion of the Collateral, except to the except (A) as a result of the release of a Loan Party or the sale, transfer or other disposition to a Person that is not a Loan Party or a Subsidiary of the applicable Collateral in each case, in a transaction permitted under the Loan Documents, (B) as a result of the Administrative Agent’s or any other Secured Party no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Collateral Documents or (C) UCC continuation statements not being timely filed;

(j)    any material portion of the guarantees contained in the Guarantee Agreement, taken as a whole, shall cease, for any reason, to be in full force and effect (other than as permitted in a Loan Document or in accordance with its terms) or any Loan Party shall so assert; or

(k)    a Change of Control shall occur,

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the any Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon), all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Revolving Commitments to be terminated forthwith, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided that solely in connection with an Event of Default under Section 8 (with respect to a breach or default of Section 7.1) that is uncured or unwaived, the Required Revolving Lenders may take the actions specified in clause (B) above in respect of the Revolving Commitments and the Revolving Loans.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, each applicable Borrower shall at such time deposit in a Collateral Account an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with Section 2.13(j). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of each such Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower(s) (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

Section 9. THE AGENTS

9.1.    Appointment.

(a)    Each Lender, the Swingline Lender and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender, Swingline Lender and Issuing Bank under this Agreement and the other Loan Documents, and each such Lender, Swingline Lender and Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, Swingline Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Swingline Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, Swingline Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

(c)    The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of any Borrower.

9.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) if the Administrative Agent believes in good faith that such action shall expose it to liability or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, as applicable, and stating that such notice is a “notice of default” or a “notice of event of default”, as applicable. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders as set forth in this Agreement (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default, as applicable, as it shall deem advisable in the best interests of the Lenders and permitted by this Agreement.

9.6.    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.

The Lenders and Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand.  Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder.  The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or

Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person.  Notwithstanding the foregoing, but subject to compliance with any confidentiality obligations set forth in any Loan Document, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.7.    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint (with the consent of the Borrowers (to the extent required by the immediately preceding sentence)) a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.    Certain ERISA Matters.   Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11.    Agents.

(a)    None of the Arrangers or Agents (other than the Administrative Agent) identified in this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any other Loan Document, except in its capacity, as applicable, as a Lender, the Swingline Lender or an Issuing Bank hereunder.  Without limiting any other provision of this Section 9, no such Arranger or Agent in its capacity as such shall have or be deemed to have any fiduciary relationship with any Lender (including the Swingline Lender or any Issuing Bank) or any other Person by reason of this Agreement or any other Loan Document.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Lender Cash Management Obligations and no Lender Hedge Agreements, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Lender Cash Management Obligations or Lender Hedge Agreements, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.12.    Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.13.    Erroneous Payments.

(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 9.13 shall be conclusive, absent manifest error.

(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount to the maximum extent permitted by law and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this clause (c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Loan Parties in respect of principal and interest hereunder relative to the amount (and/or timing for payment) of the Obligations of the Loan Parties in respect of principal and interest hereunder that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (c) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Payment, satisfying Obligations or from the proceeds of Collateral.

(d)    Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.14.    Posting of Communications.

(a)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”)

HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(e)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender and Issuing Bank agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.

(f)    Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.15.    Borrower Communications.

(a)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution.  Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE

APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL.  IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)    “Borrower Communications” means, collectively, any borrowing request, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(e)    Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10. MISCELLANEOUS

10.1.    Amendments and Waivers.

(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan or LC Disbursement or extend any Lender’s participation interest in any Issuing Banks’s obligations and rights under any Letter of Credit beyond the Revolving Termination Date, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i) and (z) in each case of this clause (i), waivers of, or consents or departures from, mandatory prepayments or mandatory reductions of commitments) or extend or postpone the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or Required Revolving Lenders or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral (other than as otherwise permitted hereunder or in the other Loan Documents) under the Security Documents or release all or substantially all of the value of the guarantees (other than as otherwise permitted hereunder or in the other Loan Documents) under the Guarantee Agreement, in each case without the consent of all Lenders or reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (iii) amend or modify any provision of Section 5.03 of the Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.17 in a manner that would alter the pro rata reduction of the Revolving Commitments or the pro rata sharing of payments or Section 10.7(a) without the consent of all Lenders, or amend, modify or waive any other provision of Section 2.17 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.9 without the consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 2.13 without the consent of each Issuing Bank; (viii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby (other than as permitted by Section 10.6); or (ix) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby; (x) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Obligations to the Lien securing any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause (x) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification (but, for the avoidance of doubt, the consent of Required Lenders shall still be required)) or (xi) subordinate the Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause (xi) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification (but, for the avoidance of doubt, the consent of Required Lenders shall still be required)); provided that, notwithstanding the foregoing, any waiver or amendment of any condition precedent set forth in Section 5.2 as it pertains to any loans under the Revolving Facility shall require the written consent of only the Company and the Required Revolving Lenders (and not the Required Lenders). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

(i)    Notwithstanding the foregoing, the Company and the Administrative Agent may enter into any Incremental Facility Amendment in accordance with Section 2.25, any Extension Amendment in accordance with Section 2.24 and any Refinancing Term Amendment in accordance with Section 2.28 and such Extension Amendments, Incremental Facility Amendments and Refinancing Term Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document; and

(ii)    this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrowers to the extent necessary in order to evidence and implement the designation or removal of an additional borrower with respect to any Incremental Revolving Facility that is a separate Class in accordance with Section 2.24.

(b)    Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(c)    Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to  amend, waive or modify the terms and provisions of Section 7.1 and the proviso to clause (B) of Section 8 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders,  amend, modify or waive any condition precedent set forth in Section 5.3 with respect to the making of Revolving Loans or  except for any amendment, waiver or modification that would require the consent of each Revolving Lender adversely affected thereby pursuant to the other provisions of this Section 10.1, amend, modify or waive any provision of this Agreement that solely affects the Revolving Lenders in respect of any Revolving Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.

10.2.    Notices.

(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein (and subject to paragraph (b) below), shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, any Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any Borrower:	[*****]
The Administrative Agent from any Borrower:	To the address or addresses separately provided to the Borrowers
The Administrative Agent from any Lender:	To the address or addresses separately provided to the Lenders
Any Issuing Bank:	To the address or addresses separately provided to the Borrowers
The Swingline Lender:	To the address or addresses separately provided to the Borrowers
The Collateral Agent:	[*****]

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.   Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to any Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the applicable Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

10.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder until the respective maturity dates of the Facilities.

10.5.    Expenses; Limitation of Liability; Indemnity, Etc..

(a)    Expenses.  Each Borrower agrees (a) within 30 days following presentation of a summary statement, to reimburse the Administrative Agent for its reasonable and invoiced out-of-pocket expenses that have been incurred in connection with the development, preparation, execution, delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)), (b) within 30 days following presentation of a summary statement, to pay or reimburse each Lender and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (limited, in the case of legal fees, to the reasonable fees, charges and disbursements of one firm of counsel to the Administrative Agent and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)),

(b)    Limitation of Liability.  None of the Administrative Agent, any Arranger or any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person. To the fullest extent permitted by applicable law, (i) each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, the Company, any Lender-Related Person or any of their respective Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of each Borrower under this Section 10.5 in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(c)    Indemnity.  Each Borrower shall indemnify and hold harmless each Lender, each Agent and the Administrative Agent and their respective Related Parties (each, an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), demands, damages and liabilities (“Liabilities”) to which any such Indemnitee may become subject arising out of or in connection with this Agreement, any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any Loan Documents, the transactions contemplated hereby or thereby, or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnitee is a party thereto, whether or not such Proceedings are brought by the Company, its equity holders, Related Parties, Affiliates, creditors or any other person, and to reimburse each Indemnitee from time to time, within 30 days following the presentation of a summary statement, for any reasonable and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another firm of local counsel in each appropriate jurisdiction) for all similarly affected Indemnitees), in connection with any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnitee, apply to Liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee or its Related Parties, (ii) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from a material breach of the obligations of such Indemnitee or any such Indemnitee’s Related Parties under this Agreement or (iii) result from any Proceeding that does not involve an act or omission by the Company or its Affiliates and that is brought by an Indemnitee or Related Party against any other Indemnitee or Related Party (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role in connection with this Agreement). The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. This Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)    Lender Reimbursement.  Each Lender severally agrees to pay any amount required to be paid by each Borrower under paragraphs (a), (b) or (c) of this Section 10.5 to the Administrative Agent, the Collateral Agent, the Swingline Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by such Borrower and without limiting the obligation of such Borrower to do so), ratably according to their respective Aggregate Exposure Percentages on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Aggregate Exposure Percentages immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    Payments.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor.

10.6.    Successors and Assigns; Participations and Assignments.

(a)    This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).

(b)    Any Lender may, without the consent of any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest or obligation of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan or other obligation for all purposes under this Agreement and the other Loan Documents, the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement (including in the bankruptcy or similar event of the Lender) and the Borrowers, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans, the LC Disbursements or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans or LC Disbursements, in each case to the extent subject to such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and, other than as set forth in the preceding sentence, to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations in Section 2.19) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.18 or 2.19 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and the proposed United States Treasury Regulations Section 1.163-5(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a Disqualified Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) a Defaulting Lender or (e) any of the Company and its Subsidiaries and Affiliates.

(c)    Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign (subject to clause (iii) of the proviso below) to any other Lender, any Affiliate of any Lender or any Lender Affiliate (other than any Ineligible Institution) or, with the consent of the Borrowers and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any Affiliate of any Lender or any Lender Affiliate), unless otherwise agreed to by the Borrowers and Administrative Agent, shall be in an aggregate principal amount of less than $10,000,000 in the case of Revolving Commitments or $500,000 in the case of Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its Affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) [reserved], (iii) no Lender may assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an Affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrowers (not to be unreasonably withheld or delayed) and (iv) each Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within ten Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrowers shall not be required for any assignment that occurs (I) when an Event of Default shall have occurred and be continuing or (II) in connection with the primary syndication of any Facility.

Notwithstanding the foregoing, the Borrowers may, in their sole discretion, withhold consent to any assignment to any Person that is not expressly a Disqualified Lender but is known by such Borrower to be an Affiliate of a Disqualified Lender without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name.

(d)    The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2, a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender, the Issuing Banks from time to time. The entries in the Register shall be conclusive absent manifest error, and each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrowers), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)    The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(g)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.

(h)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i)    Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.

(j)    The Company shall have the right (i) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender or to any Lender to the extent any Borrower’s consent to an assignment to such Lender was requested pursuant to Section 10.6 and not obtained, to seek to replace or terminate such Disqualified Lender or other Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign (without recourse) any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Company’s sole option, be or include the Company or any Subsidiary to the extent such assignment would be otherwise permitted pursuant to Section 10.6(k)); provided that (1) the Administrative Agent shall not have any obligation to the Company to find such a replacement Lender,

(2) the Company shall not have any obligation to such Disqualified Lender or other Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Company) shall pay to such Disqualified Lender or other Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so assigned and (y) solely with respect to any Disqualified Lender, the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company)), or (ii) to prepay any Loans held by such Disqualified Lender or other Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so prepaid and (y) solely with respect to any Disqualified Lender, the amount that such Disqualified Lender paid to acquire such Loans (in each case without interest thereon) (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company)), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part.  In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Company, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Company) the amount required pursuant to this Section 10.6(j), then such Disqualified Lender or other Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or other Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Company the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender or other Lender agrees to disclose to the Company the amount it paid to acquire the Commitments and/or Loans held by it.  The Disqualified Lenders List may be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Approved Electronic Platform and (ii) made available to the Lenders upon written request to the Administrative Agent. The Borrowers hereby acknowledge and consent to the posting and/or distribution of the Disqualified Lenders List pursuant to the terms set forth in this Agreement. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(k)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Company, or any Subsidiary (each, an “Affiliated Lender”) through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures to be established by the “auction agent” consistent with this Section 10.6(k) or (y) open market purchases on a non-pro rata basis

(which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion); provided that:

(i)    any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled;

(ii)    no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable, and purchases of Term Loans pursuant to this Section 10.6(k) may not be funded with the proceeds of Revolving Loans; and

(iii)    no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrowers and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(k).

10.7.    Adjustments; Set-off.

(a)    Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (including any payment obtained by a Lender as consideration for any permitted assignment of or permitted sale of a participation in any of its Loans or Commitments hereunder) or (ii) a payment is made in respect of obligations under Lender Hedge Agreements or Lender Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Secured Parties, if any, in respect of the Obligations owing to such other Secured Parties, such Benefitted Lender shall purchase for cash from the other Secured Parties a participating interest in such portion of the Obligations owing to each such other Secured Parties, or shall provide such other Secured Parties with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Secured Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify each Borrower and the Administrative Agent after any such setoff and application made by such Lender provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts(a) . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing,  to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and  upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby  agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original,  the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record),  waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and  waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12.    Submission To Jurisdiction; Waivers.

(a)    Each party hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 10.2 or at such other address of which the other parties shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

Nothing in this Agreement or in any other Loan Document shall (i) affect any right each party hereto may otherwise have to enforce any judgment in any action or proceeding relating to this Agreement in the courts of any jurisdiction (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

10.13.    Releases of Guarantees and Liens.

(a)    The Administrative Agent and the Lenders irrevocably agree that the Lien on any property and any related guarantee obligations will be automatically released (i) (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, (2) upon any sale or transfer of Collateral or any other transaction permitted or not prohibited hereunder or under the Loan Documents to any Person that is not a Loan Party, (3) to the extent property constituting Collateral is owned by any Guarantors, upon the release of such Guarantor from its obligations under the Guarantee Agreement or in accordance with the succeeding sentence, (4) so long as no Event of Default has occurred and is continuing, to the extent the Collateral becomes Excluded Assets or a Guarantor becomes an Excluded Subsidiary in a transaction permitted hereunder, the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents, or a Guarantor (other than any Borrower) ceases to be a Subsidiary in a transaction permitted hereunder or (5) that has been consented to in accordance with Section 10.1 and (ii) under the circumstances described in paragraph (b) below, in accordance with the provisions of Section 7.12(g) and (h) of the Collateral Agreement.

(b)    The Administrative Agent and the Lenders irrevocably agree that at such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Lender Hedge Agreements, Lender Cash Management Obligations and contingent indemnity obligations not due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Bank), the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all guarantees and other obligations (other than those expressly stated to survive such termination) of the Company and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    The Administrative Agent and the Lenders irrevocably agree that Liens on assets of the Loan Parties created by the Loan Documents will be automatically terminated and released upon the transfer of such assets to a Foreign Subsidiary that is not a Loan Party pursuant to Section 7.5(q). The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action (without consent rights) (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release pursuant to the foregoing provisions of this paragraph) requested by the Company to effect any termination or release described in this paragraph (c).

(d)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action (without consent rights) requested by the Company (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph) having the effect of releasing any Collateral or Loan Party (other than any Borrower) from its guarantee obligations. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent and/or the Collateral Agent.  Upon the request of the Collateral Agent or the Administrative Agent at any time, the Required Lenders of the applicable Classes will confirm in writing the Collateral Agent’s and/or the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guarantee or its Lien on any Collateral pursuant to this Section 10.13. The parties hereto acknowledge and agree that each of the Administrative Agent and the Collateral Agent may rely conclusively as to any of the matters described in this Section 10.13 and Section 10.22 (including as to its authority hereunder and thereunder)

on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent and/or the Collateral Agent by the Loan Parties upon request.

10.14.    Confidentiality. Each of the Administrative Agent and each Lender and each of their respective Affiliates agrees to keep confidential all information received by them from the Company in connection with the transactions contemplated herein and information received from the Company relating to the Company or its business; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any Affiliate of any Lender or any Lender Affiliate (provided that any such Lender Affiliate or Affiliate is advised of its obligation to retain such information as confidential, and such Administrative Agent or Lender shall be responsible for its Affiliates’ and Lender Affiliates’ compliance with this paragraph); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (b) to any pledgee referred to in Section 10.6(g), any Transferee or prospective Transferee or any insurance or risk protection providers (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Lender as of the relevant time); provided that the disclosure of any such information to any such party (other than a Federal Reserve Bank or other central banking authority) shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (c) to its employees, legal counsel, independent auditors, professionals, insurance brokers, insurance providers and other experts or agents who are informed of the confidential nature thereof (provided that the Administrative Agent or Lender shall be responsible for compliance of such persons with this paragraph), (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), such party will promptly notify the Company, in advance, to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Administrative Agent or Lender or its Affiliates or representatives in breach of this Agreement; (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to any obligations or any insurance or risk protection providers in respect thereof (so long as such party agrees to be bound by the provisions of this Section 10.14); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (l) if agreed by the Company in its sole discretion, to any other Person; provided that no information shall be disclosed to a Disqualified Lender. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

For the avoidance of doubt, nothing in this Section 10.14 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.15.    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16.    Patriot Act; Beneficial Ownership. Each Lender that is subject to the requirements of the Patriot Act of 2001 (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.17.    No Fiduciary Duty, Etc. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and

(g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.  In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which any Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

10.18.    Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.

10.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20.    Conversion of Currencies.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.21.    Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

10.22.    MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent and each Revolving Credit Lender for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination and for any Mortgaged Property with a building in a special flood hazard area, an acknowledgment by the applicable Loan Party, and evidence of flood insurance, as may be required pursuant to the Flood Laws.

10.23.    Acknowledgment Regarding Any Supported QFCs10.1. .

(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in clause (b) below with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

REMITLY GLOBAL, INC. REMITLY, INC.

By:	/s/ Vikas Mehta
Name: Vikas Mehta
Title: Chief Financial Officer

[Signature Page to Remitly Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and as a Lender

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

[Signature Page to Remitly Credit Agreement]

____________________________, as a Lender [and an Issuing Bank]

By:
Name:
Title:

[Signature Page to Remitly Credit Agreement]